                                                                     EXHIBIT 2.2

                                                                  EXECUTION COPY

                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                   GRANITE BROADCASTING CORPORATION ("BUYER")

                                       AND

                        NVG-FORT WAYNE, INC. ("COMPANY")

                                       AND

                        NEW VISION GROUP, LLC ("SELLER")

                           DATED AS OF APRIL 23, 2004

                                TABLE OF CONTENTS

                                                                                                                Page
                                                                                                                ----
ARTICLE 1 DEFINITIONS.......................................................................................      1
         1.1      Definitions...............................................................................      1
         1.2      Terms Generally...........................................................................     14

ARTICLE 2 PURCHASE AND SALE AND ASSUMPTION OF LIABILITIES...................................................     14
         2.1      Purchase and Sale.........................................................................     14
         2.2      Closing Date Payments.....................................................................     15
         2.3      Closing Date Deliveries and Actions.......................................................     15
         2.4      Working Capital Adjustment................................................................     16
         2.5      Receivables Adjustment....................................................................     18
         2.6      Non-Assumption of Liabilities.............................................................     20
         2.7      Transfer Taxes............................................................................     21
         2.8      Risk of Loss..............................................................................     22
         2.9      Escrow Reserve............................................................................     22

ARTICLE 3 GOVERNMENTAL APPROVALS AND CONTROL OF STATION.....................................................     22
         3.1      FCC Consent...............................................................................     22
         3.2      Control Prior to Closing..................................................................     22
         3.3      Other Governmental Approvals; Notice......................................................     23

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF COMPANY AND SELLER..............................................     23
         4.1      Organization..............................................................................     23
         4.2      Authorization; Enforceability.............................................................     23
         4.3      Absence of Conflicting Agreements.........................................................     24
         4.4      Broadcasting Assets.......................................................................     24
         4.5      Ownership and Possession of Shares; Good Title Conveyed; Capitalization; Title to
                  Broadcasting Assets.......................................................................     25
         4.6      Condition of Equipment....................................................................     26
         4.7      Contracts.................................................................................     27
         4.8      Intangible Property.......................................................................     28
         4.9      Owned Real Property.......................................................................     28
         4.10     Leases....................................................................................     30
         4.11     Financial Statements......................................................................     31
         4.12     No Changes................................................................................     31
         4.13     Undisclosed Liabilities...................................................................     33
         4.14     No Litigation; Labor Disputes; Compliance with Laws.......................................     33
         4.15     Taxes.....................................................................................     34
         4.16     Governmental Authorizations...............................................................     35
         4.17     Compliance with FCC Requirements..........................................................     35
         4.18     Digital Television........................................................................     36
         4.19     MVPD Matters..............................................................................     36
         4.20     Insurance.................................................................................     36
         4.21     Brokers...................................................................................     37

         4.22     Powers of Attorney........................................................................     37
         4.23     Employees.................................................................................     37
         4.24     Employee Benefit Plans....................................................................     38
         4.25     Environmental Compliance..................................................................     39
         4.26     Solvency..................................................................................     40
         4.27     Records...................................................................................     40
         4.28     Disclosure................................................................................     40

ARTICLE 5 [INTENTIONALLY OMITTED]...........................................................................     41

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF BUYER...........................................................     41
         6.1      Organization..............................................................................     41
         6.2      Authorization; Enforceability.............................................................     41
         6.3      Absence of Conflicting Agreements.........................................................     41
         6.4      Brokers...................................................................................     41
         6.5      Qualification; Consents...................................................................     41
         6.6      Sophistication of Buyer...................................................................     42
         6.7      Litigation................................................................................     42
         6.8      [Intentionally Omitted]...................................................................     42
         6.9      Disclosure................................................................................     42

ARTICLE 7 COVENANTS.........................................................................................     42
         7.1      Books and Record; Access..................................................................     42
         7.2      Title Insurance; Surveys and Lien Search..................................................     43
         7.3      Notice of Adverse Changes.................................................................     45
         7.4      Operations Pending Closing................................................................     45
         7.5      Financial and FCC Reports/FCC Compliance..................................................     48
         7.6      Consents..................................................................................     49
         7.7      Cooperation...............................................................................     49
         7.8      Updating of Information...................................................................     49
         7.9      Conveyance Free and Clear of Liens........................................................     49
         7.10     Public Announcement.......................................................................     49
         7.11     Further Assurances of Seller..............................................................     50
         7.12     Further Assurances of Buyer...............................................................     50
         7.13     Governmental Authorizations...............................................................     50
         7.14     Non-Solicitation..........................................................................     50
         7.15     Assignment of Rights and Mutual Undertakings..............................................     51

ARTICLE 8 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER..................................................     51
         8.1      Compliance with Agreement.................................................................     51
         8.2      Proceedings and Instruments Satisfactory..................................................     51
         8.3      Representations and Warranties............................................................     51
         8.4      No Material Adverse Change................................................................     51
         8.5      Deliveries at Closing.....................................................................     52
         8.6      Other Documents...........................................................................     52
         8.7      Possession; Instruments of Conveyance and Transfer........................................     52
         8.8      Approvals and Consent.....................................................................     52
         8.9      Signature Cards for Bank Accounts.........................................................     52
         8.10     Absence of Investigations and Proceedings.................................................     52

         8.11     Governmental Consents.....................................................................     53
         8.12     Licenses..................................................................................     53
         8.13     Absence of Liens; Payoff Letters..........................................................     53
         8.14     Network Affiliation Agreement.............................................................     53
         8.15     Non-Foreign Affidavit.....................................................................     53
         8.16     Digital Television Facilities.............................................................     53
         8.17     Terminations; Corporate Structure.........................................................     53

ARTICLE 9 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER.................................................     54
         9.1      Compliance with Agreement.................................................................     54
         9.2      Proceedings  and  Instruments  Satisfactory...............................................     54
         9.3      Representations and Warranties............................................................     54
         9.4      Deliveries at Closing.....................................................................     54
         9.5      Other Documents...........................................................................     54
         9.6      Absence of Investigations and Proceedings.................................................     54
         9.7      Governmental Consents.....................................................................     55
         9.8      Network Affiliation Agreement.............................................................     55

ARTICLE 10 INDEMNIFICATION..................................................................................     55
         10.1     Indemnification of Buyer..................................................................     55
         10.2     Indemnification of the Seller.............................................................     57
         10.3     Method of Asserting Claims................................................................     58
         10.4     Nature and Survival of Representations....................................................     58
         10.5     [Intentionally Omitted]...................................................................     59
         10.6     Remedies..................................................................................     59
         10.7     [Intentionally Omitted]...................................................................     59
         10.8     Limitations...............................................................................     59
         10.9     No Indemnification by Company or Subsidiaries After Closing; No Contribution or
                  Subrogation...............................................................................     59

ARTICLE 11 FURTHER AGREEMENTS...............................................................................     60
         11.1     Event of Loss.............................................................................     60
         11.2     Station Employees.........................................................................     60

ARTICLE 12 TAX MATTERS AND INDEMNIFICATION..................................................................     62
         12.1     Tax Treatment.............................................................................     62
         12.2     Tax Indemnification.......................................................................     62
         12.3     Computation of Tax Liabilities............................................................     63
         12.4     Procedures Relating to Indemnification Relating to this Article 12........................     64
         12.5     Tax Returns...............................................................................     65
         12.6     Tax Dispute Resolution Mechanism..........................................................     67
         12.7     Survival of Tax Provisions................................................................     67
         12.8     Tax Sharing Agreements....................................................................     68

ARTICLE 13 TERMINATION; MISCELLANEOUS.......................................................................     68
         13.1     Termination...............................................................................     68
         13.2     Rights on Termination; Waiver.............................................................     69
         13.3     Liquidated Damages........................................................................     69
         13.4     Survival..................................................................................     70

         13.5     Entire Agreement; Amendment; and Waivers..................................................     70
         13.6     Expenses..................................................................................     70
         13.7     Benefit; Assignment.......................................................................     70
         13.8     Confidentiality...........................................................................     71
         13.9     Notices...................................................................................     71
         13.10    Counterparts; Headings....................................................................     72
         13.11    Income Tax Position.......................................................................     72
         13.12    Severability..............................................................................     72
         13.13    Governing Law.............................................................................     72
         13.14    Good Faith................................................................................     72
         13.15    Schedules.................................................................................     72
         13.16    No Third-Party Beneficiaries..............................................................     72

Exhibits

Exhibit A           -   Form of Buyer's Closing Certificate
Exhibit B           -   [Intentionally Omitted]
Exhibit C           -   Form of Company's Closing Certificate
Exhibit D           -   Form of Escrow Agreement
Exhibit E           -   [Intentionally Omitted]
Exhibit F           -   [Intentionally Omitted]
Exhibit G           -   Form of Seller's Closing Certificate

Schedules

Schedule 1.2            -   Contracts and Contractual Issues
Schedule 1.3            -   Equipment
Schedule 1.4            -   Intangible Property
Schedule 1.5(a)         -   Seller's Knowledge
Schedule 1.5(b)         -   Buyer's Knowledge
Schedule 1.6            -   Leases
Schedule 1.7            -   FCC Licenses
Schedule 1.8            -   Motor Vehicles
Schedule 1.9            -   Owned Real Property
Schedule 1.10           -   Retained Assets
Schedule 1.11           -   Intercompany/Intracompany Accounts
Schedule 2.1            -   Permitted Liens
Schedule 2.6            -   Non-Assumption of Liabilities
Schedule 4.3            -   Seller's Conflicting Agreements
Schedule 4.5(a)         -   Ownership and Possession of Shares; Good Title
                             Conveyed
Schedule 4.5(c)(i)      -   Capitalization before Closing Date
Schedule 4.5(c)(ii)     -   Capitalization on Closing Date
Schedule 4.5(d)         -   Voting Trusts, Agreements and Understandings
Schedule 4.5(e)         -   Other Securities
Schedule 4.5(f)         -   Title to Broadcasting Assets

Schedule 4.6            -   Condition of Equipment
Schedule 4.7            -   Matters Relating to Contracts
Schedule 4.8            -   Matters Relating to Intangible Property
Schedule 4.9            -   Existing Title Policies
Schedule 4.10           -   Financing Leases
Schedule 4.11(a)        -   Financial Statements
Schedule 4.12           -   No Changes and Operations Pending Closing
Schedule 4.13           -   Undisclosed Liabilities
Schedule 4.13(b)        -   Basis for Assertion of Other Undisclosed Liabilities
Schedule 4.14           -   Litigation, Labor Matters and Compliance with Laws
Schedule 4.15           -   Taxes
Schedule 4.15(c)        -   Tax Jurisdictions
Schedule 4.15(d)        -   Other Tax Matters
Schedule 4.16           -   Government Authorizations
Schedule 4.17           -   FCC Compliance
Schedule 4.19           -   MVPD Matters
Schedule 4.20           -   Insurance
Schedule 4.22           -   Powers of Attorney
Schedule 4.23           -   Employees; Contracts; Updating Information and
                             Station Employees
Schedule 4.24           -   Employee Benefit Plans
Schedule 4.25           -   Environmental Matters
Schedule 6.3            -   Absence of Conflicting Agreements
Schedule 6.5            -   Qualification; Consents
Schedule 7.2(b)         -   Survey
Schedule 7.6            -   Required Consent Contracts
Schedule 7.15           -   Assignment of Rights and Mutual Undertakings
Schedule 8.10           -   Absence of Investigations and Proceedings

                            STOCK PURCHASE AGREEMENT

      This STOCK PURCHASE AGREEMENT is made as of this 23rd day of April, 2004, by and among Granite Broadcasting Corporation, a corporation organized under the laws of the State of Delaware ("BUYER"), NVG-Fort Wayne, Inc., a corporation organized under the laws of the State of Delaware ("COMPANY"), and New Vision Group, LLC, a limited liability company organized under the laws of the State of Delaware ("SELLER"). Hereinafter, this Agreement sometimes refers to or describes Company as owning the assets, business, properties and rights of the Station. For purposes of clarification, the parties acknowledge that Company does not directly own any of the Broadcasting Assets and that certain subsidiaries of Company are the sole owners of the Licenses and the other Broadcasting Assets.

                                    RECITALS

      A. WHEREAS, the Company, through its subsidiaries, is the licensee and operator of the television broadcast station WISE-TV, Channel 33 in Fort Wayne, Indiana and its associated DTV Facility on Channel 19 (collectively, the "STATION") pursuant to certain authorizations issued by the FCC; and

      B. WHEREAS, Seller owns all of the issued and outstanding shares of capital stock of the Company (the "SHARES"); and

      C. WHEREAS, Seller desires to sell, assign and transfer all of the Shares to Buyer and Buyer desires to acquire the Shares, all on the terms and subject to the conditions described in this Agreement.

      NOW, THEREFORE, in consideration of the Recitals and of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it hereby is agreed as follows:

                                    ARTICLE 1

                                   DEFINITIONS

      1.1 Definitions. When used in this Agreement, the following terms shall have the meanings specified:

            "AR Accountants" shall have the meaning ascribed to it in Section 2.5(f).

            "AR True-Up Amount" shall have the meaning ascribed to it in Section 2.5(c).

            "Accounts Payable" means the accounts payable of Company and the Subsidiaries determined in accordance with GAAP, including unpaid commissions due to Station Employees and the national sales representatives of Company and the Subsidiaries, in each case outstanding as of the Closing Date and arising out of the operation of the Station and accruals, in each case that are Assumed Liabilities and excluding any accounts payable that are Retained Liabilities.

            "Actual AR Adjustment Amount" shall have the meaning ascribed to it in Section 2.5(c).

            "Actual Net Receivables" shall have the meaning ascribed to it in
Section 2.5(c).

            "Actual Working Capital" shall mean the sum of all current assets of Company and the Subsidiaries that constitute Broadcasting Assets minus the sum of all current liabilities of Company and the Subsidiaries that constitute Assumed Liabilities, in each case as of the Closing Date, as calculated in accordance with the following provisions and, except to the extent that the following provisions deviate therefrom, with GAAP. The determination of current assets and current liabilities for purposes hereof shall take into account the elapsed time or consumption of an asset during the relevant time period prior to or after Closing. Current assets and current liabilities shall only include those assets that constitute Broadcasting Assets and liabilities that constitute Assumed Liabilities, in each case that relate to the period prior to the Closing and shall be prorated accordingly. Current assets shall exclude (a) all Cash,
(b) the Receivables (subject to the following sentence), and (c) any Retained Assets. Notwithstanding the foregoing, to the extent that the Net Receivables (as determined in accordance with Section 2.5) exceed $1,650,000, any such excess amount up to a maximum amount equal to the amount of the Accounts Payable shall be deemed to be a current asset for purposes of determining Actual Working Capital. Current liabilities shall include without limitation (x) all Accounts Payable, except as set forth in clause (iii) of the following sentence, and (y) any payments that contractually have been deferred to the extent Company and/or the Subsidiaries have already received the benefit of the asset to which they relate prior to the Closing. Current liabilities shall not include, and there shall be no proration of (i) any Taxes arising by reason of the transfer of the Broadcasting Assets as contemplated hereby, which shall be paid as set forth in
Section 2.7 or Article 12, or any Taxes based on income of Company, the Subsidiaries, Seller or any of their respective affiliates, (ii) the obligations of Company and/or the Subsidiaries under the Contracts, Leases and Financing Leases (and any Financing Leases entered into by Company or any of the Subsidiaries between the date hereof and the Closing Date in accordance with this Agreement) arising from and accruing with respect to the operation of the Station after the Closing Date, and (iii) all accrued and unused employee sick leave and accrued and unused employee vacation time. There shall be an adjustment for any difference between the value of the goods or services to be received by Company and/or the Subsidiaries as of the Closing Date under Tradeout Agreements or program barter agreements and arrangements and the value of any advertising time remaining to be run by the Station as of the Closing under such agreements and arrangements.

            "Actual Working Capital Statement" shall have the meaning ascribed to it in Section 2.4(b).

            "Affiliation Agreement" shall mean that certain network affiliation agreement dated as of January 1, 2003, as amended, between NBC Television Network ("NBC") and Corporation for General Trade, as assigned to NVG-Fort Wayne, LLC.

            "Agreement" shall mean this Stock Purchase Agreement, together with the Schedules and the exhibits attached hereto, as the same shall be amended from time to time in accordance with the terms hereof.

            "Alternative Transaction" shall have the meaning ascribed to it in
Section 13.8.

            "Assumed Liabilities" shall mean all liabilities (other than Retained Liabilities) arising out of the ownership, use or disposition of the Broadcasting Assets, to the extent that such liabilities are based on events or circumstances occurring after the Closing or are current liabilities included in the final determination of Actual Working Capital pursuant to Section 2.4, including without limitation (i) the obligations of Company and/or the Subsidiaries under the Contracts, Leases and Financing Leases (and any Financing Leases entered into by Company or any of the Subsidiaries between the date hereof and the Closing Date in accordance with this Agreement) arising from and accruing with respect to the operation of the Station after the Closing Date, and (ii) all accrued and unused employee sick leave and accrued and unused employee vacation time.

            "Attributes" shall have the meaning ascribed to it in Section
12.5(c).

            "Attributes Estimate" shall have the meaning ascribed to it in
Section 12.5(c).

            "Benefit Arrangement" shall mean a benefit program or practice providing for bonuses, incentive compensation, vacation pay, severance pay, change in control payments, insurance, restricted stock, stock options, employee discounts, company cars, tuition reimbursement or any other perquisite or benefit (including, without limitation, any fringe benefit under Section 132 of the Code) to employees, officers or independent contractors that is not a Plan.

            "Benefit Plan" shall mean any Seller Benefit Plan and Station Benefit Plan.

            "Broadcasting Assets" shall mean the right, title and interest of Company and/or the Subsidiaries (subject to the provisions of Section 7.4(d)) in and to all assets owned or used by, pertaining to, or useful in connection with the operation of the Station, other than the Retained Assets, including but not limited to (i) the Contracts, (ii) the Customer Lists, (iii) the Equipment, (iv) the Intangible Property, (v) the Leases, (vi) the Licenses, (vii) the Miscellaneous Assets, (viii) the Motor Vehicles, (ix) the Real Property, (x) the Records and (xi) the Receivables.

            "Broadcasting Assets Reports" shall have the meaning ascribed to it in Section 7.2(c).

            "Buyer" shall mean Granite Broadcasting Corporation, a Delaware corporation, or its permitted assignee.

            "Buyer Benefit Plans" shall have the meaning ascribed to it in
Section 11.2(a).

            "Buyer Indemnified Parties" shall have the meaning ascribed to it in
Section 10.1.

            "Buyer's AR Statement" shall have the meaning ascribed to it in
Section 2.5(c).

            "Buyer's Closing Certificate" shall mean a certificate of Buyer in the form of Exhibit A attached hereto.

            "Buyer's Opinion of Counsel" shall mean an opinion of outside counsel to Buyer addressed to Seller in a form reasonably acceptable to Seller to be agreed by the parties not more than ten (10) days from the date hereof.

            "Cable Act" shall mean the Cable Television Consumer Protection and Competition Act of 1992, Pub. L. No. 102-385, 106 Stat. 1460 (1992).

            "Cash" shall mean all monies of Company and/or the Subsidiaries relating to the Station, whether in the form of cash, cash equivalents or money market instruments, unprocessed checks received prior to the Closing Date, certificates of deposit, Treasury bills, other marketable securities or deposits in bank accounts of any kind.

            "Claims" shall have the meaning ascribed to it in Section 10.1.

            "Closing" shall mean the conference to be held at 10:00 a.m., New York time on the Closing Date at the offices of Akin Gump Strauss Hauer & Feld, LLP, 590 Madison Avenue, New York, NY 10022, or at such other time and place as the parties may mutually agree to in writing, at which the transactions contemplated by this Agreement shall be consummated.

            "Closing Date" shall mean (a) the date designated by Buyer upon ten
(10) days prior written notice to Seller after the last to occur of the dates on which all requisite orders of the FCC consenting to the transactions as contemplated under this Agreement have become Final Orders; provided, however, that the parties may mutually agree to waive the requirement that the FCC Consent become a Final Order; provided, further, however, the Closing Date shall be no more than ten (10) days after such FCC Consent has become a Final Order, or (b) such other date as Buyer and Seller may agree upon in writing; provided, however, that the Closing Date shall not be later than the one-year anniversary of the date of this Agreement, except as otherwise set forth in Section 11.1. Notwithstanding anything to the contrary in this Agreement, the Closing Date shall be extended by the amount of time, if any, that the FCC is officially not accepting or acting on applications for the assignment of licenses similar to the Licenses to be assigned hereunder to Buyer (including days when the FCC is closed for some reason other than weekends or holidays). The Closing shall be deemed effective as of the Effective Time.

            "Code" shall mean the Internal Revenue Code of 1986, as amended.

            "Communications Laws" shall mean the Communications Act of 1934, as amended, and the rules and published policies of the FCC promulgated thereunder.

            "Company" shall have the meaning ascribed to it in the Recitals hereto.

            "Company's Closing Certificate" shall mean a certificate of Company in the form of Exhibit C attached hereto.

            "Confidentiality Agreement" shall mean the Confidentiality Agreement dated December 31, 2002 between New Vision Television dba New Vision Group, LLC and Granite Broadcasting Corporation.

            "Consultant" shall have the meaning ascribed to it in Section 7.2(d)(ii).

            "Contracts" shall mean those agreements, arrangements and commitments (other than those included in the Retained Assets and the Leases) to which Company or any Subsidiary is a party and which relate to the ownership or operation of the Station or the Broadcasting Assets, including (a) all contractual obligations incurred by Company or the Subsidiaries (or their predecessors) for the Program Rights, all of which are listed on SCHEDULE 1.2,
(b) those agreements that are not required to be listed on SCHEDULE 1.2 pursuant to Section 4.7 hereof, (c) leases for personal property and (d) all agreements made by Company or any Subsidiary relating to the ownership or operation of the Station or the Broadcasting Assets between the date hereof and Closing and in accordance with the terms and conditions of this Agreement.

            "Customer Lists" shall mean all lists, documents, written information and computer tapes and programs and other computer readable media in Seller's possession concerning past, present and potential purchasers of services from the Station.

            "Dispute Notice" shall have the meaning ascribed to it in Section 2.4(d).

            "Disputed Amounts" shall have the meaning ascribed to it in Section 2.4(d).

            "DTV" shall have the meaning ascribed to it in Section 4.18.

            "DTV CP" shall have the meaning ascribed to it in Section 4.18.

            "DTV Facility" shall have the meaning ascribed to it in Section
4.18.

            "DTV STA" shall have the meaning ascribed to it in Section 4.18. "Effective Time" shall mean 11:59 p.m. Fort Wayne, Indiana Time on the Closing Date.

            "Environment" shall mean surface waters, ground waters, surface water sediment, soil, subsurface strata, ambient air and other environmental medium.

            "Environmental Claims" shall have the meaning ascribed to it in
Section 4.25(c).

            "Environmental Laws" shall mean the rules and regulations of the FCC, the Environmental Protection Agency and any other federal, state or local government authority pertaining to human exposure to RF radiation and all applicable rules and regulations of federal, state and local laws, including statutes, regulations, ordinances, judicial or administrative orders, consent decrees or judgments, codes, rules and policies, now or hereafter in effect and as amended, relating to pollution or protection of the Environment, health, safety or natural resources or to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

            "Environmental Permit" shall mean any permit, license, certificate, approval, identification number or other authorization required to operate the business under applicable Environmental Law.

            "Environmental Work" shall have the meaning ascribed to it in
Section 7.2(d).

            "Equipment" shall mean all machinery, equipment, cameras, transmitting towers, antennae, furniture, fixtures, furnishings, toolings, parts, tubes, blank films, tapes, microwaves, transponders, relays and other items of tangible personal property used or useable in the operation of the Station, including, but not limited to, those items listed on SCHEDULE 1.3.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any regulations promulgated thereunder.

            "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) which together with any Seller would be deemed a "single employer" within the meaning of Sections 414(b), (c), (m) and (o) of the Code.

            "Escrow Agent" shall mean Wachovia Bank, N.A. in Atlanta, Georgia.

            "Escrow Agreement" shall mean the Escrow Agreement in the form of Exhibit D attached hereto among Escrow Agent, Buyer and Seller to be entered into at the Closing.

            "Estimate" shall have the meaning ascribed to it in Section 2.4(a).

            "Estimated AR Adjustment Amount" shall have the meaning ascribed to it in Section 2.5(b).

            "Estimated Working Capital" shall have the meaning ascribed to it in
Section 2.4(a).

            "Event of Loss" shall mean any loss, taking, condemnation, or destruction of, or damage to, any of the Broadcasting Assets or the Station.

            "FCC" shall mean the United States Federal Communications Commission or any successor agency.

            "FCC Consent" shall mean action by the FCC granting its written consent to the transfer of control of Company and the Licenses to Buyer (or Buyer's assignee pursuant to Section 13.7).

            "Final Order" shall mean that action shall have been taken by the FCC (including action duly taken by the FCC's staff, pursuant to delegated authority) which shall not have been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which no timely request for stay, petition for rehearing, appeal or certiorari or sua sponte action of the FCC with comparable effect shall be pending and as to which the time for filing any such petition, appeal, certiorari or for the taking of any such sua sponte action by the FCC shall have expired or otherwise terminated.

            "Financial Statements" shall have the meaning ascribed to it in
Section 4.11(a).

            "Financing Leases" shall mean any lease which is properly characterized as a capitalized lease obligation in accordance with GAAP. The Company's and the Subsidiaries'

Financing Leases are listed on SCHEDULE 4.10, and such Financing Leases that constitute Assumed Liabilities are designated as such on such schedule.

            "Fort Wayne Closing Date" means January 13, 2003.

            "Fort Wayne Purchase Agreement" shall mean that certain Purchase Agreement dated as of October 25, 2002 by and among Seller, The Joseph R. Cloutier Trust and Corporation for General Trade, as amended.

            "GAAP" shall mean generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principals Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination, and in each case as consistently applied by Seller in the preparation of the Financial Statements.

            "Hazardous Materials" shall mean any materials or substance which is or may be hazardous, or which could otherwise pose a risk to health, safety or the Environment or which is regulated, prohibited or controlled pursuant to or the subject of any Environmental Laws, including without limitation, any hazardous substances as defined in 42 U.S.C. Section 9601(14), solid waste as defined in 42 U.S.C. Section 6903(27), pollutant or contaminant as defined in 42 U.S.C. Section 9601(33), or any other waste, pollutant, hazardous waste (as defined in 42 U.S.C. Section 6903(5), petroleum (as defined in 42 U.S.C. Sections 6911(2)(B), petroleum based substance, by-product, breakdown product or waste, oil (as defined in 33 U.S.C. Section 2701(23), special waste, sludge (as defined in 42 U.S.C. Section 6903(26A), or as such terms are otherwise defined under applicable laws of the State of Indiana; and any constituent of any of the aforementioned substance or waste and specifically including polychlorinated biphenyls, asbestos, asbestos-containing material, urea formaldehyde or radioactive material.

            "Indemnitee" shall have the meaning ascribed to it in Section 10.3.

            "Indemnitor" shall have the meaning ascribed to it in Section 10.3.

            "Intangible Property" shall mean: (a) all United States and foreign patents, trademarks, service marks, copyrights (whether or not registered) and registrations and applications therefor, trade names and corporate names, trade dress, trade secrets, confidential know-how, designs, inventions, software, formulae, jingles, slogans, logos and similar proprietary information owned or used by, or in any way relating to, the Station, (b) all of the rights of the Seller, Company and the Subsidiaries in and to the call letters "WISE-TV" and "WISE-DT" (but not "WISE" or "WISE-FM") and any related Internet domain name, and (c) all goodwill associated therewith. Set forth on SCHEDULE 1.4 is a complete list of the (i) registered United States and foreign patents and patent applications, (ii) registered United States and foreign trademarks, service marks, trade dress, logos, trade names and corporate names, the goodwill associated therewith, and the registrations and applications for registration thereof and (iii) the registered United States and foreign copyrights and the registrations and applications for registration thereof.

            "Knowledge" shall mean (i) in the case of Company or Seller, the actual personal knowledge of those employees of Company or Seller, respectively, identified on SCHEDULE 1.5(a) attached hereto and the knowledge as any of such people would have obtained after reasonable inquiry of the employees of Company and the Subsidiaries referred to below, or (ii) in the case of Buyer, the actual personal knowledge of those employees of Buyer identified on SCHEDULE 1.5(b) attached hereto. The individuals listed on SCHEDULE 1.5(a) will be deemed to have conducted "reasonable inquiry of the employees of Company and the Subsidiaries" if they inquire as to the relevant matters at issue with the people occupying the positions of Station or General Manager, General Sales Manager, Business Manager and Chief Engineer of the Station at the time of such inquiry.

            "Leased Real Property" shall mean Company's and the Subsidiaries' leasehold interest in any real property used in connection with the operation of the Station, other than the Owned Real Property, including any right, title and interest of Company and/or the Subsidiaries pursuant to the Leases.

            "Leases" shall mean all those leases of Real Property to which Company or any Subsidiary is a party and which relate to the ownership or operation of the Station or the Broadcasting Assets. Such Leases are listed on
SCHEDULE 1.6.

            "Licenses" shall mean all licenses, permits and authorizations issued by the FCC to Seller, Company, or any of the Subsidiaries for the operation of the Station, and for the construction of the DTV Facility and the commencement of DTV service by the Station, all of which are listed on SCHEDULE 1.7; including any renewals, extensions or modifications thereof and additions thereto between the date hereof and the Closing.

            "Lien" shall mean any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien, lease (including any capitalized lease) or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, affecting any assets or property, including any agreement to give or grant any of the foregoing, any conditional sale or other title retention agreement and the filing of or agreement to give any financing statement with respect to any assets or property under the Uniform Commercial Code of the State of Indiana or a comparable law of any jurisdiction.

            "Liquidated Damages Amount" shall mean the sum of Two Million One Hundred Thousand Dollars ($2,100,000).

            "Market MVPD System" means any U.S. cable television system, wireless cable system, DBS operator or SMATV system operating within the Station's market, as defined in 47 C.F.R. Sections 76.55(e) and 76.66(e).

            "Material Adverse Effect" means any change or effect that is materially adverse to the properties, operations, business, financial condition or results of operation of the Station or to the Broadcasting Assets other than any change, effect, event or occurrence resulting from (i) changes in the United States or Fort Wayne, Indiana Designated Market Area (as defined by A. C. Nielsen & Co. or its successor) economy in general, (ii) changes in United States stock market conditions in general, (iii) changes in the United States broadcasting industry in general,

(iv) any war, outbreak or escalation of hostilities, or act of terrorism or (v) the announcement of the existence of this Agreement or the transactions contemplated hereby.

            "Miscellaneous Assets" shall mean all tangible and intangible assets used or useful in connection with the operation of the Station and not otherwise specifically referred to in this Agreement, including any warranties relating to any of the Broadcasting Assets, excepting therefrom only the Retained Assets.

            "Motor Vehicles" shall mean all motor vehicles owned by Company or the Subsidiaries, including, without limitation, those listed on SCHEDULE 1.8.

            "MVPD" shall mean multichannel video programming distributor.

            "Net AR Percentage" shall mean a percentage equal to the result of dividing (a) the amount of accounts receivable of Seller's consolidated subsidiaries in the Fort Wayne, Indiana Designated Market Area (as defined by A.C. Nielsen & Co. or its successor), net of an allowance for doubtful accounts, reflected as an asset on the Seller's audited balance sheet as of December 31, 2003, by (b) the total gross accounts receivable of Seller's consolidated subsidiaries in the Fort Wayne, Indiana Designated Market Area (as defined by A.C. Nielsen & Co. or its successor) as of December 31, 2003.

            "Net Receivables" shall mean the Estimated Net Receivables until such time as the final and binding amount of the Actual Net Receivables has been determined, following which time such term shall mean the Actual Net Receivables.

            "New Vision Holding Companies" shall mean New Vision Media, LLC and New Vision Broadcasting, LLC.

            "Owned Real Property" shall mean Company's or any Subsidiary's fee simple interest in the real property owned in connection with the operation of the Station, together with (i) all buildings, improvements and fixtures thereon,
(ii) the use of all strips and gores, rights of way, easements, privileges and appurtenances pertaining thereto, (iii) all of Company's or any Subsidiary's right, title and interest in and to any land lying in any adjacent or adjoining street, road or avenue and (iv) all of Company's or any Subsidiary's right, title and interest as lessor in and to all leases pertaining thereto. All of the Owned Real Property is described on SCHEDULE 1.9.

            "Permitted Liens" shall mean: (i) liens for Taxes not yet due and payable, (ii) liens for inchoate mechanics' and materialmen's liens for construction in progress and workmen's, repairmen's, warehousemen's and carriers' liens arising in the ordinary course of business for sums not yet delinquent (provided the Title Company agrees to insure over any such exception raised in the Title Commitment pertaining to such liens), (iii) encroachments, easements, rights of way, building and use restrictions, exceptions, reservations and other non-monetary encumbrances on the Real Property in each case that appear in the public real property records (or that would be disclosed by a survey) and that do not in any material respect adversely affect, impair or interfere with the use of the property subject thereto for the operation of the Station, (iv) liens filed in connection with capital leases and (v) liens listed on SCHEDULE 2.1.

            "Person" shall mean any natural person, partnership, joint venture, corporation, limited liability company, firm, trust, estate, unincorporated organization or association, governmental entity or other legal entity.

            "Phase I Environmental Assessment" shall have the meaning ascribed to it in Section 7.2(d).

            "Phase II Inspection" shall have the meaning ascribed to it in
Section 7.2(d)(ii).

            "Phase II Time Period" shall have the meaning ascribed to it in
Section 7.2(d)(ii).

            "Plan" shall mean any plan, program or arrangement, whether or not written, that is or was: (a) an "employee benefit plan" as such term is defined in Section 3(3) of ERISA and (i) which was or is established or maintained by Seller, Company or any Subsidiary, (ii) to which Seller, Company or any Subsidiary contributed or is obligated to contribute, fund or provide benefits, or (iii) which provides or promises benefits to any Person who performs or who has performed services for Seller, Company or any Subsidiary and because of those services is or has been (A) a participant therein or (B) entitled to benefits thereunder; (b) an "employee pension benefit plan" as such term is defined in Section 3(2) of ERISA, including, without limitation, any such plan that satisfies, or is intended by Seller, Company or any Subsidiary to satisfy, the requirements for tax qualification described in Section 401 of the Code; (c) a "multiemployer plan" as such term is defined in Section 3(37) of ERISA; or (d) an "employee welfare benefit plan" as such term is defined in Section 3(1) of ERISA.

            "Post-Closing Tax Period" shall have the meaning ascribed to it in
Section 12.2(b)(i).

            "Pre-Closing Tax Period" shall have the meaning ascribed to it in
Section 12.2(a)(i).

            "Program Rights" shall mean all rights of Company or the Subsidiaries as of the date hereof or obtained by Company or the Subsidiaries between the date hereof and the Closing Date in accordance with this Agreement, to broadcast television programs, feature films or shows as part of the Station's programming and for which Company or the Subsidiaries are or will be obligated to compensate the vendor of such Program Rights, including all film and program barter agreements.

            "Purchase Price" shall mean the sum of Forty-Four Million Two Hundred Thousand Dollars ($44,200,000).

            "Real Property" shall mean the Owned Real Property and the Leased Real Property.

            "Receivables" shall have the meaning described to it in Section 2.5(a).

            "Recognized Environmental Condition" shall have the meaning ascribed to it in Section 7.2(d)(ii).

            "Records" shall mean files and records, including schematics, technical information and engineering data, programming information, correspondence, books of account, employment records, customer files, purchase and sales records and correspondence, advertising records, files and literature, and FCC logs, files and records, and other written materials, of Company or the Subsidiaries relating to the Station, and any minute books and such other books and records as pertain to the organization, existence or ownership of Company and each of the Subsidiaries.

            "Required Consent Contracts" shall mean those Leases and Contracts listed on SCHEDULE 7.6.

            "Reserve Amount" shall have the meaning ascribed to it in 2.9.

            "Retained Assets" shall mean: (i) the Cash; (ii) Seller's minute books and such other books and records as pertain on or to the organization, existence or ownership of Seller; (iii) any refunds of federal, state, local or other Taxes, including, without limitation, income, property or sales Taxes, or other Taxes of any kind or description which relate to periods on or prior to and including the Closing Date; (iv) refunds paid or payable in connection with the cancellation or discontinuance of any insurance policies of Seller or any Subsidiary (to the extent relating to an amount paid by Seller or the relevant Subsidiary prior to the Closing and not prorated or otherwise included in the calculation of Actual Working Capital) applicable to the Station following the Closing; (v) contracts listed on SCHEDULE 1.10; (vi) actions, claims, suits, proceedings, arbitral actions, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment of any kind or nature relating to the Retained Assets; (vii) assets sold by Company or the Subsidiaries after the date hereof and prior to the Closing Date in accordance with Section 7.4 hereof; (viii) Seller's and the Subsidiaries' prepaid business (including liability, business interruption and the like) and group insurance premiums as of the Closing Date; and (ix) the intercompany or intracompany accounts set forth on SCHEDULE 1.11, excluding any such debts, obligations or liabilities owing from Company to any Subsidiary, from any Subsidiary to Company or from one Subsidiary to another Subsidiary. Notwithstanding anything to the contrary herein, Retained Assets shall not include any assets of Seller or its affiliates that are necessary for the operation of the Station as currently operated.

            "Retained Liabilities" shall mean (a) any intercompany or intracompany debts, obligations or liabilities or any debts, obligations or liabilities owing from Seller or any of its affiliates to Seller or any of its affiliates (other than any debts, obligations or liabilities owing from Company to any Subsidiary, from any Subsidiary to Company or from one Subsidiary to another Subsidiary); (b) any Tax liabilities for which Seller is responsible pursuant to Article 12 hereof; (c) amounts payable for business (including casualty, liability, business interruption and the like) or group insurance premiums; (d) any funded indebtedness or other obligations or liabilities relating to borrowed money (other than obligations under Financing Leases that form part of the Broadcasting Assets); (e) any liabilities, costs, settlement, legal fees or other losses or expenses relating to or arising out of Seller's or its affiliates' (including Company's or any Subsidiary's) employment of and termination of employment of Ben Kulikowski, including without limitation the litigation referred to as Kulikowski v. NVG-Fort Wayne, LLC and NVG-Fort Wayne II, LLC d/b/a NBC 33 WISE-TV and any claims asserted by the plaintiff in such litigation; (f) any and all liabilities of any nature and amount relating to or arising out of the transactions in which Seller or its affiliates acquired the Broadcasting Assets under the Fort Wayne Purchase Agreement, including without limitation with respect to any rights or claims of third parties relating to the Terre Haute Assets, as defined in the Fort Wayne Purchase Agreement; (g) all liabilities (other than Assumed Liabilities) arising out of the ownership, use or disposition of the Broadcasting Assets, to the extent that such liabilities are based on events or circumstances occurring prior to the Closing, except to the extent any such liabilities are included as current liabilities included in the final determination of Actual Working Capital pursuant to Section 2.4 and except for liabilities for accrued vacation and sick leave for the Station Employees;
(h) any other liability or obligation that is otherwise specifically retained by Seller or its affiliates (other than Company and the Subsidiaries) pursuant hereto, including without limitation those referred to in Section 2.6; (i) any obligations or liabilities relating to or arising out of the rights, agreements, understandings or other matters set forth on SCHEDULE 4.5(e); and (j) any liabilities or obligations of the New Vision Holding Companies.

            "Schedules" shall mean those schedules referred to in this Agreement which have been bound in that separate volume executed by or on behalf of the parties, and delivered concurrently with the execution of this Agreement, which volume is hereby incorporated herein and made a part hereof.

            "Seller" shall have the meaning ascribed to it in the preamble.

            "Seller Affiliated Group" shall have the meaning ascribed to it in
Section 12.8.

            "Seller Benefit Plan" shall mean any Plan or Benefit Arrangement in which any current, former or retired Station Employee participates or has participated other than a Station Benefit Plan.

            "Seller Indemnified Parties" shall have the meaning ascribed to it in Section 10.2.

            "Seller's Closing Certificate" shall mean a certificate of Seller, in the form of Exhibit G attached hereto.

            "Seller's FCC Opinion" shall mean an opinion of outside FCC counsel to Seller addressed to Buyer in a form reasonably acceptable to Buyer to be agreed by the parties not more than ten (10) days from the date hereof.

            "Seller's Opinion of Counsel" shall mean an opinion of outside counsel to Seller addressed to Buyer in a form reasonably acceptable to Buyer to be agreed by the parties not more than ten (10) days from the date hereof.

            "Settlement Accountants" shall have the meaning ascribed to it in
Section 12.6.

            "Shares" shall have the meaning ascribed to it in the Recitals to this Agreement.

            "Station" shall have the meaning ascribed to it in the Recitals to this Agreement.

            "Station Employee" shall mean an employee of Company or any Subsidiary, who is not also employed by an affiliate of Company and the Subsidiaries (other than Company and the Subsidiaries), and who is working for the Station as of the Closing Date, including part-time and full-time employees.

            "Station Benefit Plans" shall mean any Plan or Benefit Arrangement which is maintained or sponsored or has ever been maintained or sponsored by Company or any Subsidiary which, after giving effect to the transactions contemplated by this Agreement, would remain a Plan or Benefit Arrangement of Company or any Subsidiary following the Closing.

            "Straddle Period" shall have the meaning ascribed to it in Section 12.3(b).

            "Subsidiary" means any wholly or partly owned direct or indirect subsidiary of the Company, including without limitation any limited liability company or partnership of which the Company is a member or partner, as applicable, excluding the New Vision Holding Companies. For purposes of clarification, the definition of "Subsidiary" does not include NVG-Santa Barbara, LLC, NVG-Santa Barbara II, LLC, NVG-Amarillo, L.P., NVG-Amarillo, LLC, NVG-Duluth, LLC and NVG-Duluth II, LLC.

            "Survey" means the surveys described on SCHEDULE 7.2(b).

            "Tax" means (i) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not; (ii) in the case of the Company or any Subsidiary, liability for the payment of any amount of the type described in (i) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any Subsidiary to a taxing authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company or any Subsidiary for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including, but not limited to, an indemnification agreement or arrangement).

            "Tax Benefit" shall have the meaning ascribed to it in Section 10.1.

            "Tax Claim" shall have the meaning ascribed to it in Section
12.4(a).

            "Tax Indemnified Party" shall have the meaning ascribed to it in
Section 12.4(a).

            "Tax Indemnifying Party" shall have the meaning ascribed to it in
Section 12.4(a).

            "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

            "Tax Sharing Agreements" shall have the meaning ascribed to it in
Section 12.8.

            "Title Commitment" shall have the meaning ascribed to it in Section 7.2(a).

            "Title Company" shall mean Stewart Title Guaranty Company or such other title insurance company acceptable to Buyer.

            "Title Policy" shall have the meaning ascribed to it in Section 7.2(a).

            "Tradeout Agreement" shall mean any contract, agreement or commitment of Company or any Subsidiary, oral or written, pursuant to which Company or a Subsidiary (or their predecessors) have sold or traded commercial air time of the Station in consideration for property or services in lieu of or in addition to cash, excluding film and program barter agreements.

            "Transfer Taxes" shall have the meaning ascribed to it in
Section 2.7.

            "Transmission Default" shall have the meaning ascribed to it in
Section 11.1(b).

            "Voting Debt" has the meaning ascribed to it in Section 4.5(c).

            "Working Capital Accountants" shall have the meaning ascribed to it in 2.4(f).

            "Working Capital Adjustment Amount" shall have the meaning ascribed to it in 2.4(b).

      1.2 Terms Generally. (a) Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) the terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the ancillary agreements, Schedules and exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, exhibit and Schedule references are to the Articles, Sections, paragraphs, exhibits and Schedules to this Agreement unless otherwise specified, (c) a term has the meaning ascribed to it, (d) "or" is not exclusive, (e) the word "including" and words of similar import when used in this Agreement means "including, without limitation," unless otherwise specified, and (f) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP and all accounting calculations will be determined in accordance with such principles.

                                    ARTICLE 2

                 PURCHASE AND SALE AND ASSUMPTION OF LIABILITIES

      2.1 Purchase and Sale. At the Closing on the Closing Date, and upon all of the terms and subject to all of the conditions of this Agreement, Seller shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase all of Seller's right, title and interest, legal and equitable, in and to the Shares free and clear of all Liens. Notwithstanding any provision of this

Agreement to the contrary, Seller shall not transfer, convey or assign to Buyer, but shall retain, all of its right, title and interest in and to the Retained Assets.

      2.2 Closing Date Payments. At the Closing on the Closing Date, Buyer shall pay to Seller, or its designee, by wire transfer of immediately available funds, an amount equal to:

            (a)   the Purchase Price, less

            (b) the Reserve Amount, which shall be delivered to Escrow Agent in accordance with Section 2.9, less

            (c) the Estimated AR Adjustment Amount, if any, calculated pursuant to Section 2.5, plus

            (d) the amount, if any, by which the Estimated Working Capital exceeds zero, less

            (e) the amount, if any, by which the Estimated Working Capital is less than zero.

      2.3   Closing Date Deliveries and Actions.

            (a) At the Closing on the Closing Date, Seller shall deliver, or cause to be delivered to Buyer, properly executed and dated as of the Closing
Date:

                  (i) certificates representing the Shares, each such certificate to be duly and validly endorsed in favor of Buyer or accompanied by a separate stock power duly and validly executed by Seller and otherwise sufficient to vest in Buyer good and marketable title to the Shares;

                  (ii) a document that effects the resignation of all officers and directors of Company and each Subsidiary;

                  (iii) Seller's and Company's Closing Certificates;

                  (iv)  Seller's Opinion of Counsel and Seller's FCC Opinion;

                  (v)   the Escrow Agreement; and

                  (vi) such other documents as provided in Article 8 hereof or as Buyer or the Title Company shall reasonably request in order to effectuate the transaction contemplated by this Agreement; and

            (b) At the Closing on the Closing Date, Buyer shall deliver, or cause to be delivered to Seller, properly executed and dated as of the Closing
Date:

                  (i)   Buyer's Closing Certificate;

                  (ii)  Buyer's Opinion of Counsel;

                  (iii) the Escrow Agreement; and

                  (iv) such other documents as provided in Article 9 hereof or as Seller shall reasonably request.

            (c) Immediately prior to the Closing on the Closing Date, (i) Company and the Subsidiaries, as applicable, shall assign to Seller or its assignee, and Seller or its assignee shall assume and shall, as between the parties hereto, be solely and exclusively liable for, any Retained Liabilities, and (ii) Company and the Subsidiaries, as applicable, shall, as a distribution to Seller or its assignee, convey, assign, transfer, distribute and deliver to Seller or its assignee, and Seller or its assignee shall assume and shall, as between the parties hereto, have all rights in and to and be solely and exclusively liable for any obligations with respect to, any Retained Assets that are assets of Company or the Subsidiaries immediately prior to the Closing, except to the extent that any such obligations have been included as current assets for purposes of the calculation of Actual Working Capital. For the avoidance of doubt, any Taxes imposed on Company or any Subsidiary as a result of the distribution or transaction described in (ii) shall be treated as Taxes arising in the Pre-Closing Tax Period that are subject to indemnification under
Section 12.2(a)(i).

      2.4   Working Capital Adjustment.

            (a) On the day that is three (3) business days prior to the Closing Date, Seller shall deliver to Buyer a statement setting forth Seller's good faith estimate (the "ESTIMATE") of Actual Working Capital. The Estimate shall be accompanied by a reasonably detailed overview of Seller's calculations resulting in the Estimate, and by a reasonably detailed list of each Account Payable included in the Estimate. The Estimate shall not include any accounts payable that do not constitute Assumed Liabilities hereunder. The amount of such Estimate is referred to herein as the "ESTIMATED WORKING CAPITAL." The Estimate shall be calculated by Seller in accordance with GAAP. For purposes of Seller's calculation of Actual Working Capital in the preparation of the Estimate, Seller shall use the calculation of Estimated Net Receivables set forth in the AR Statement delivered to Buyer pursuant to Section 2.5(a).

            (b) Following the Closing, Buyer shall prepare, and Seller shall cooperate with Buyer in preparing, a statement setting forth Actual Working Capital (the "ACTUAL WORKING CAPITAL STATEMENT"). The Actual Working Capital Statement shall be accompanied by a reasonably detailed overview of Buyer's calculations resulting in the Actual Working Capital, and by a reasonably detailed list of each Account Payable included in the Actual Working Capital Statement. The Actual Working Capital Statement shall also set forth a calculation of the amount equal to the Actual Working Capital less the Estimated Working Capital (such amount, the "WORKING CAPITAL ADJUSTMENT AMOUNT"). The Actual Working Capital Statement shall be prepared in accordance with GAAP. For purposes of Buyer's calculation of Actual Working Capital in the preparation of the Actual Working Capital Statement, Buyer shall use the final and binding determination of Actual Net Receivables pursuant to Section 2.5. Notwithstanding the preceding sentence, in the event that there is a dispute relating to calculation of Actual Net Receivables pending pursuant to Section 2.5 at the time of Buyer's provision of the Actual Working Capital Statement, (i) for purposes of Buyer's calculation of Actual Working Capital in the preparation of the Actual Working Capital Statement, Buyer shall use the calculation of

Actual Net Receivables set forth in the Buyer's AR Statement delivered to Seller pursuant to Section 2.5(c) and (ii) Buyer and Seller shall promptly make any adjustments or payments necessary or appropriate to the extent that any difference between the final and binding determination of Actual Net Receivables from the calculation of Actual Net Receivables used by Buyer in the preparation of the Actual Working Capital Statement would result in an increase or decrease of greater than $5,000 in the calculation of the Working Capital Adjustment Amount.

            (c) Not more than forty (40) days following the Closing, Buyer shall deliver to Seller the Actual Working Capital Statement.

            (d) If Seller disputes any item on the Actual Working Capital Statement, then Seller shall notify Buyer in writing (a "DISPUTE NOTICE") of each disputed item (collectively, the "DISPUTED AMOUNTS") and shall specify the amount thereof in dispute not later than thirty (30) days following Buyer's delivery to Seller of the Actual Working Capital Statement. If Seller fails to deliver a Dispute Notice within such 30-day period, (i) Seller shall be deemed to have accepted the calculation of the Actual Working Capital and the Working Capital Adjustment Amount set forth in the Actual Working Capital Statement,
(ii) there shall be deemed to be no Disputed Amounts, (iii) "Actual Working Capital" shall be deemed to be the amount set forth in the Actual Working Capital Statement, and (iv) the date of determination of the Actual Working Capital shall be the date on which such 30-day period expired.

            (e) If there are Disputed Amounts and Buyer and Seller resolve such disputes within thirty (30) days after delivery to Buyer of the Dispute Notice, then "Actual Working Capital" shall be deemed to be the amount agreed to by Seller and Buyer, and the date of determination of the Actual Working Capital shall be the date on which Seller and Buyer so agreed in writing.

            (f) If there are Disputed Amounts and Buyer and Seller cannot resolve any such disputes thirty (30) days following the delivery to Buyer of the Dispute Notice, then such dispute shall be referred within seven (7) business days following the end of such 30-day period to an independent public accounting firm mutually agreed upon by Seller and Buyer (the "WORKING CAPITAL ACCOUNTANTS"). If Buyer and Seller are unable to mutually agree upon an independent public accounting firm for this purpose, then Buyer and Seller shall each choose an independent public accounting firm and those firms shall appoint a third independent public accounting firm to act as the Working Capital Accountants. Within five (5) business days of the selection of the Working Capital Accountants, each of Buyer and Seller shall deliver to the Working Capital Accountants a detailed written explanation of the Disputed Amounts, including a calculation of Actual Working Capital and the Working Capital Adjustment Amount. The Working Capital Accountants shall resolve the dispute and shall deliver a written decision to Buyer and Seller not later than thirty (30) business days following submission of the dispute to it. Such written decision shall set forth (i) the Working Capital Accountants' determination of the "Actual Working Capital" and the "Working Capital Adjustment Amount," which shall be final, conclusive and binding on Buyer and Seller and (ii) a determination by the Working Capital Accountants of which party's determination of Actual Working Capital and the Working Capital Adjustment Amount most closely approximated the Working Capital Accountants' determinations (for purposes of this Section 2.4(f), the party that most closely approximates the Working Capital Accountants' determinations shall be referred to as the "PREVAILING PARTY"). In the event that any Disputed Amounts are referred to Working Capital Accountants, the date of determination of Actual Working Capital shall be the date on which the Working Capital Accountants deliver their written decision to Seller and Buyer. The fees and expenses of the Working Capital Accountants shall be paid by the non-Prevailing Party, provided that Buyer and Seller shall share equally such fees and expenses in the event that the Working Capital Accountants fail to designate a Prevailing Party.

            (g) If the Working Capital Adjustment Amount (as finally determined pursuant to this Section 2.4) is a negative number, then Seller shall pay to Buyer an amount equal to the Working Capital Adjustment Amount (as so determined) by wire transfer of immediately available funds. Such payment shall be made no later than five (5) business days following the date of determination of the Actual Working Capital hereunder.

            (h) If the Working Capital Adjustment Amount (as finally determined pursuant to this Section 2.4) is a positive number, then Buyer shall pay to Seller, or its designee, an amount equal to the Working Capital Adjustment Amount (as so determined) by wire transfer of immediately available funds. Such payment shall be made no later than five (5) business days following the date of determination of the Actual Working Capital hereunder.

      2.5   Receivables Adjustment.

            (a) On the date that is three (3) business days prior to the Closing Date, Seller will deliver to Buyer a statement (the "AR STATEMENT") setting forth a good faith estimate (the "SELLER'S AR ESTIMATE") of the amount of cash accounts receivable of Company and/or the Subsidiaries arising out of the operation of the Station that will be outstanding as of the Effective Time (including any amounts that will be receivable by the Station with respect to advertising that has been aired on the Station prior to the Effective Time but for which no invoice has yet been produced, but excluding any amounts that relate to advertising that has not been aired as of the Effective Time regardless of whether an invoice has been produced, the "RECEIVABLES"). The Seller's AR Estimate shall include a detailed list, by debtor, of each account receivable included in such estimate reflecting the amount due under each such account and an aging schedule for each amount included in such estimate. The Seller's AR Estimate shall be based on the Seller's accounts receivable ledger as of the day on which it is provided to Buyer. The Seller's AR Estimate shall also indicate the Seller's calculation of the Receivables multiplied by the Net AR Percentage (the product of such multiplication, the "ESTIMATED NET RECEIVABLES").

            (b) The parties agree that the Purchase Price payable at the Closing shall be reduced on a dollar-for-dollar basis by the amount (if any) by which One Million Six Hundred Fifty Thousand Dollars ($1,650,000) exceeds the amount of the Estimated Net Receivables (the "ESTIMATED AR ADJUSTMENT AMOUNT").

            (c) Not more than twenty (20) days following the Closing, Buyer shall prepare and deliver to Seller a statement (the "BUYER'S AR STATEMENT") setting forth the actual amount of Receivables that were outstanding as of the Effective Time (including an amount equal to 50% of the Receivables that became due and payable between 12:01 a.m. Fort Wayne, Indiana time and 11:59 p.m. Fort Wayne, Indiana time on the Closing Date), together with Buyer's calculation of the Receivables outstanding as of such time multiplied by the Net AR

Percentage (the product of such multiplication, the "ACTUAL NET RECEIVABLES"). The Buyer's AR Statement shall include a detailed list, by debtor, of each account receivable included in such estimate reflecting the amount due under each such account and shall be based on the Station's accounts receivable ledger as of the Closing Date. Based on Buyer's calculation of the Actual Net Receivables, the Buyer's AR Statement shall also set forth Buyer's calculation of the amount by which $1,650,000 exceeds the Actual Net Receivables (the "ACTUAL AR ADJUSTMENT AMOUNT") and the amount, if any, by which the Actual AR Adjustment Amount exceeds (reflected as a positive number) or is less than (reflected as a negative number) the Estimated AR Adjustment Amount set forth in the AR Statement delivered to Buyer pursuant to Section 2.5(a) (such difference, the "AR TRUE-UP AMOUNT").

            (d) In the event that Seller does not object to Buyer's calculations set forth in the Buyer's AR Statement in accordance with clause (e) below, Buyer's calculation of the Actual Net Receivables, Actual AR Adjustment Amount and AR True-Up Amount shall be the final, conclusive and binding calculations for purposes of this Section 2.5, and date of final determination of such amounts shall be the date on which the time period for Seller to provide a Seller's Objection Notice pursuant to clause (e) below expires.

            (e) In the event that Seller disagrees with Buyer's calculations set forth in the Buyer's AR Statement, Seller shall notify Buyer of such disagreement in writing not more than ten (10) business days following Seller's receipt of the Buyer's AR Statement (such notice, a "SELLER'S OBJECTION NOTICE"). The Seller's Objection Notice shall include Seller's calculation of the Actual Net Receivables, Actual AR Adjustment Amount and AR True-Up Amount, together with a reasonably detailed explanation of the basis for Seller's disagreement.

            (f) In the event that Seller delivers a Seller's Objection Notice pursuant to clause (e) above, Buyer and Seller shall consult in good faith to resolve any such dispute for a period of ten (10) business days following Buyer's receipt of the Seller's Objection Notice. If Buyer and Seller are able to resolve their disputes, they shall execute a written settlement statement setting forth the agreed amounts of the Actual Net Receivables, Actual AR Adjustment Amount and AR True-Up Amount, and such statement shall be final, conclusive and binding on the parties as of the date on which it is executed and delivered by Buyer and Seller. If such ten (10) business day consultation period expires and the dispute has not been resolved, the matter shall be referred to an independent public accounting firm mutually agreed upon by Seller and Buyer (the "AR ACCOUNTANTS"). If Buyer and Seller are unable to mutually agree upon an independent public accounting firm, then Buyer and Seller shall each choose an independent public accounting firm and those firms shall appoint a third independent public accounting firm to act as the AR Accountants. Within seven
(7) business days of the selection of the AR Accountants, each of Buyer and Seller shall deliver to the AR Accountants a detailed written explanation of their dispute, including the basis for each party's calculation of the Actual Net Receivables, Actual AR Adjustment Amount and AR True-Up Amount. Buyer and Seller shall promptly provide the AR Accountants with reasonable access to all information reasonably requested by the AR Accountants relating to the matters in dispute. The AR Accountants shall resolve the dispute and shall deliver a written decision to Buyer and Seller not later than twenty (20) business days following submission of the dispute to it. Such written decision shall set forth
(i) the AR Accountants' determination of the Actual Net Receivables, Actual AR Adjustment Amount and AR True-Up Amount, which shall be final, conclusive and binding on Buyer and

Seller as of the date on which such decision is received by Buyer and Seller and
(ii) the determination by the AR Accountants of which parties' determination of the Actual Net Receivables, Actual AR Adjustment Amount and AR True-Up Amount most closely approximated the AR Accountants' determinations (for purposes of this Section 2.5(f), the party that most closely approximates the AR Accountants' determinations shall be referred to as the "Prevailing Party"). The fees and expenses of the AR Accountants shall be paid by the non-Prevailing Party, provided that Buyer and Seller shall share equally such fees and expenses in the event that the AR Accountants fail to designate a Prevailing Party.

            (g) In the event that both the Estimated Net Receivables as reflected in the AR Statement and the Actual Net Receivables as finally determined pursuant to this Section 2.5 are greater than $1,650,000, then neither party shall be obligated to pay any AR True-Up Amount to the other party pursuant to this Section 2.5. In the event that either the Estimated Net Receivables as reflected in the AR Statement or the Actual Net Receivables as finally determined pursuant to this Section 2.5 is less than $1,650,000, then not more than five (5) business days following the final determination of the AR True-Up Amount pursuant to this Section 2.5: (i) if the AR True-Up Amount is a positive number, Seller shall pay to Buyer by wire transfer of immediately available funds an amount equal to the AR True-Up Amount, or (ii) if the AR True-Up Amount is a negative number, Buyer shall pay to Seller, or its designee, by wire transfer of immediately available funds an amount equal to the AR True-Up Amount.

      2.6 Non-Assumption of Liabilities. Other than Assumed Liabilities, and except as specifically provided for in this Agreement, Buyer shall not assume, or in any way become liable for, and Seller shall retain, any liabilities or obligations of Seller or any of its affiliates of any kind or nature, whether accrued, absolute, contingent or otherwise, or whether due or to become due, or otherwise, whether known or unknown, arising out of events, transactions or facts which shall have occurred, arisen or existed on or prior to the Closing Date, which liabilities and obligations, if ever in existence, shall continue to be liabilities and obligations of Seller or its affiliates, as applicable. Specifically, but without limiting the generality of the foregoing, Buyer shall not assume or be liable for, and Seller shall retain, the following debts, liabilities and obligations:

            (a) Contingent liabilities of Seller or any of its affiliates of any kind arising or existing on or prior to the Closing Date, including, but not limited to, claims, proceedings or causes of action which are currently or hereafter become the subject of claims, assertions, litigation, mediation or arbitration;

            (b)   Except as otherwise expressly provided in Section 2.7 or
Article 12, debts, obligations or liabilities of Seller or any of its affiliates for federal, state, county, local, foreign or other income, sales, use or transfer Taxes or assessments (including interest and penalties thereon, if any) of any kind whatsoever arising from, based upon or related to the sale, transfer or delivery of the Shares pursuant to this Agreement;

            (c) Except as otherwise specifically provided in Article 12, debts, obligations or liabilities of Seller or any of its affiliates, whether absolute, accrued, contingent or otherwise, for (i) federal and state income Taxes, (ii) all Taxes relating to any Real Property, (iii) all franchise Taxes, including interest and penalties thereon, if any, and (iv) any other Taxes,;

            (d) Except as otherwise specifically provided in Section 11.2, debts, obligations or liabilities under any Seller Benefit Plan, policies, handbooks, customs or practices, employment agreements whether express or implied, or any amounts due to any of the Station Employees for the period prior to and including the Closing Date, including without limitation, accrued bonuses except to the extent that such bonuses are prorated and included in the working capital adjustment pursuant to Section 2.4;

            (e) Any liability or obligation of Seller or any of its affiliates arising out of any wrongful or unlawful violation or infringement of any proprietary rights of any Person occurring on or prior to the Closing Date;

            (f)   Except for the Financing Leases that are designated on
SCHEDULE 4.10 as Contracts that form part of the Broadcasting Assets (and any Financing Leases entered into between the date hereof and the Closing Date in accordance with this Agreement), any liabilities or obligations in respect of the borrowing of money or issuance of any note, bond, indenture, loan, credit agreement or other evidence of indebtedness or direct or indirect guaranty or assumption of indebtedness, liabilities or obligations of others, whether or not disclosed in this Agreement or otherwise of Seller or any of its affiliates, including, without limitation, any obligations or liabilities of Seller or any of its affiliates to any of its members or to any Person affiliated therewith, if any;

            (g) Debts, obligations or liabilities of Seller or any of its affiliates arising out of any claim, action, suit or proceeding pending as of the Closing Date or arising out of or relating to matters or events occurring on or prior to the Closing Date (whether or not such claim is then asserted), including, without limitation, any claims for personal injury (including worker's compensation or otherwise) or property damage;

            (h) Debts, obligations or liabilities of Seller or any of its affiliates to any of its shareholders or members or to any Person affiliated therewith;

            (i) Any liabilities or obligations arising out of or relating to the Retained Assets, except to the extent that any such liabilities or obligations have been included as current liabilities for purposes of the calculation of Actual Working Capital; or

            (j)   Any liability or obligation listed on SCHEDULE 2.6.

      2.7 Transfer Taxes. All transfer, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with transactions contemplated by this Agreement (collectively, "TRANSFER TAXES") shall be paid one half (l/2) by Seller and one half (l/2) by Buyer. Notwithstanding the foregoing, in no event shall Seller be responsible for any Transfer Taxes applicable to, imposed upon, or arising out of any financing or any mortgage of the Real Property obtained by Buyer in connection with the acquisition of the Shares all such sums being the sole responsibility of the Buyer. Buyer and Seller shall cooperate in the preparation and filing of any Tax Return relating to such Transfer Taxes and any document or other item necessary for the reduction of such Transfer Taxes.

      2.8 Risk of Loss. Subject to Section 11.1 hereof, the risk of all Events of Loss prior to the Effective Time shall be upon Seller and the risk of all Events of Loss subsequent to the Effective Time shall be upon Buyer.

      2.9 Escrow Reserve. On the Closing Date, Buyer shall transfer to the Escrow Agent Eight Hundred Forty Thousand Dollars ($840,000) (the "RESERVE AMOUNT"). The Reserve Amount shall be held by the Escrow Agent pursuant to this Agreement and the Escrow Agreement for a period of twelve (12) months following the Closing Date, except to the extent earlier released to Buyer to satisfy any indemnity obligations of Seller pursuant to the terms of the Escrow Agreement. The Reserve Amount, or any portion thereof that remains on deposit with the Escrow Agent as of the 12-month anniversary of the Closing Date, plus accrued interest, shall be disbursed to Seller in accordance with the Escrow Agreement, subject to Section 2.9(b). Notwithstanding the foregoing, the Reserve Amount shall not be disbursed to Seller at the end of such 12-month period to the extent that any indemnity claims by Buyer are pending at such time and, in such case, a portion of the Reserve Amount sufficient to satisfy such pending claims in full shall be retained in escrow until a final resolution of any such claims. Promptly following final and conclusive resolution of any such claims, the Escrow Agent shall pay to Buyer any amounts due to Buyer under the Seller's indemnity set forth herein and shall disburse the remainder of the Reserve Amount, if any, and any accrued interest to Seller. Subject to Section 10 hereof, no payment of the Reserve Amount by the Escrow Agent shall limit in any way Seller's obligation to satisfy in full any indemnity award due to Buyer in excess of the Reserve Amount. The parties expressly agree that Buyer shall not be required to seek to satisfy any Claims under Section 10 hereof by seeking payment of any portion of the Reserve Amount, and Seller and Company shall satisfy in full (subject to any applicable limitations on their liabilities and the terms and conditions of Article 10 hereof) any such Claims for which a Buyer Indemnified Party is entitled to indemnification hereunder in cash notwithstanding the existence of the Reserve Amount or its availability to satisfy such Claims.

                                    ARTICLE 3

                  GOVERNMENTAL APPROVALS AND CONTROL OF STATION

      3.1 FCC Consent. It specifically is understood and agreed by Buyer and Seller that the Closing shall be in all respects subject to the receipt of prior FCC Consent. Buyer and Seller shall prepare and file with the FCC as soon as practicable, but in no event later than seven (7) business days after the date of this Agreement, the requisite applications and other necessary instruments or documents requesting the FCC Consent. After the aforesaid applications and documents have been filed with the FCC, Buyer and Seller shall prosecute such applications with all reasonable diligence to obtain the requisite FCC Consent. If the FCC Consent imposes any conditions on any party hereto, such party shall use its commercially reasonable efforts to comply with such condition unless compliance would have a material adverse effect upon it, its parent entity, or any of its or its parent entity's subsidiaries or affiliates, as applicable. Seller and Buyer shall each pay one-half (1/2) of all FCC filing or FCC transfer fees relating to the transactions contemplated hereby.

      3.2 Control Prior to Closing. Between the date hereof and the Closing Date, Buyer shall not directly or indirectly control, supervise or direct, or attempt to control, supervise or direct, the operation of the Station. Such operation, including complete control and supervision of all programs, employees and policies, shall be the sole responsibility of Seller and its affiliates. Neither title nor right to possession shall pass to Buyer until the Closing, but Buyer shall, however, be entitled to reasonable inspection of the Station and the Broadcasting Assets (upon reasonable prior notice and approval of Seller which shall not be unreasonably withheld) during normal business hours with the purpose that an uninterrupted and efficient transfer of the Broadcasting Assets may be accomplished. After the Closing, Seller shall have no right to control the Station, and Seller shall have no reversionary rights in the Station.

      3.3 Other Governmental Approvals; Notice. Promptly following the execution of this Agreement, Buyer and Seller shall prepare and file with the appropriate governmental authorities any other requests for approval or waiver, if any, that are required from other governmental authorities in connection with the Closing, and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such requests for approval or waiver and all proceedings necessary to secure such approvals and waivers. The parties hereto shall make available to one another, promptly after the filing of the requisite applications requesting the FCC Consent in accordance with Section 3.1, copies of all correspondence, amendments, and reports filed on or prior to the Closing Date with the FCC by any parties hereto, as the case may be, in respect of the Station or the transactions contemplated hereby. Each party shall notify the other parties hereto in the event it becomes aware of any other facts, actions, communications, or occurrences that might directly or indirectly affect the parties' intent or ability to effect prompt FCC approval of the transaction as contemplated by this Agreement.

                                    ARTICLE 4

              REPRESENTATIONS AND WARRANTIES OF COMPANY AND SELLER

      Each of Company and Seller hereby jointly and severally represents and warrants to Buyer as follows:

      4.1 Organization. Each of Company, Seller and each of the Subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, except for NVG-Fort Wayne II, Inc., which is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana. NVG-Fort Wayne, LLC and NVG-Fort Wayne II, LLC, both of which are Subsidiaries, are qualified to do business in the State of Indiana. Except for the qualification of NVG-Fort Wayne, LLC and NVG-Fort Wayne II, LLC in Indiana, there is no jurisdiction in which Company or any of the Subsidiaries is required to be qualified or registered to transact business. Each of Company, the Subsidiaries and Seller has the corporate or limited liability company power and authority to own, lease and operate its respective properties and to carry on its business in the places where such properties are now owned, leased or operated and as such business is now conducted.

      4.2 Authorization; Enforceability. Each of Company and Seller has all requisite corporate or limited liability company power and authority to enter into this Agreement, and the documents and instruments contemplated hereby and to assume and perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement, and all of the documents and instruments required hereby by Seller and the consummation by Seller of the transactions contemplated hereby and thereby, are within the limited liability company power of Seller and have been duly authorized by all necessary action by Seller. This Agreement is and the other documents and instruments required hereby will be, when executed and delivered by Seller the valid and binding obligations of Seller, enforceable against it in accordance with their respective terms, subject only to either Seller's bankruptcy, insolvency, reorganization, moratoriums or similar laws at the time in effect affecting the enforceability or rights of creditors generally against Seller and by general equitable principles which may limit the right to obtain equitable remedies by Buyer against Seller.

      4.3 Absence of Conflicting Agreements. Except as set forth on SCHEDULE 4.3, neither the execution, delivery or performance of this Agreement by Seller, nor the consummation of the sale and purchase of the Shares or any other transaction contemplated by this Agreement, does or will, after the giving of notice, or the lapse of time or both, or otherwise:

            (a) conflict with, result in a breach of, or constitute a default under the Articles of Formation, Operating Agreement or other organizational or governance documents of Seller, or subject to the receipt of the FCC Consent required in connection with the transfer of control of Company and the Licenses to Buyer, any federal, state or local law, statute, ordinance, rule or regulation, or any judgment, decree or court or administrative order or process, or any material contract, agreement, arrangement, commitment or plan to which Seller, Company or any Subsidiary is a party or by which Seller, Company or any Subsidiary is bound and which relates to the ownership or operation of the Station or the Broadcasting Assets;

            (b) result in the creation of any Lien upon any of the Broadcasting Assets;

            (c) breach, terminate, amend or modify, or give any party a cause of action under or the right to terminate, amend, modify, abandon or refuse to perform any material Contract or Lease;

            (d) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, any duties or obligations are to be performed, or any rights or benefits are to be received, under any Contract or Lease;

            (e) require the consent, waiver, approval, permit, license, clearance or authorization of, or any declaration or filing with, any court or public agency or other authority other than the FCC Consent; or

            (f) require the consent of any Person under any Contract or Lease relating to the ownership or operation of the Station or to which the Broadcasting Assets are subject or by which Seller, Company or any Subsidiary is bound or the Broadcasting Assets are bound except for any consent required relating to the change of control of Company and the Subsidiaries under any Contract which is not required to be listed on SCHEDULE 1.2 pursuant to Section 4.7(b)(iv) or (v) hereof.

      4.4 Broadcasting Assets. The Broadcasting Assets include all of the assets, properties and rights of every type and description, real, personal and mixed, tangible and intangible, that are necessary for, used or useable in the conduct of the business of owning and operating the

Station in the manner in which that business is conducted, except for the Retained Assets. All inventories of supplies, tubes and spare parts necessary or appropriate for the operation of the Station are at levels consistent with past operations of the Station.

      4.5 Ownership and Possession of Shares; Good Title Conveyed; Capitalization; Title to Broadcasting Assets.

            (a) Seller is the record and beneficial owner of the Shares. Except as set forth on SCHEDULE 4.5(a), Seller does not own any other securities issued by, or other obligations of, Company. Each of the securities issued by or obligations of Company set forth on SCHEDULE 4.5(a) shall be cancelled or satisfied in full at or prior to the Closing. Except as set forth on SCHEDULE 4.5(a), the Shares and the certificates representing the Shares are now, and at all times during the term hereof shall be, owned by Seller and held by Seller, free and clear of all Liens whatsoever. Any Liens on the Shares set forth on
SCHEDULE 4.5(a) shall be cancelled at or prior to the Closing.

            (b) The stock powers, endorsements, assignments and other instruments to be executed and delivered by Seller to Buyer at the Closing will be valid and binding obligations of Seller, enforceable in accordance with their respective terms, and, together with the stock certificates with respect to the Shares to be delivered by Seller to Buyer at the Closing, will vest in Buyer good, valid and marketable title to the Shares free and clear of all Liens.

            (c) The authorized capital stock of Company consists of 1,000 shares of common stock, par value $0.01 per share. SCHEDULE 4.5(c)(i) completely and accurately reflects the ownership of each of Company, the New Vision Holding Companies and each Subsidiary as of the date hereof. Except as set forth on
SCHEDULE 4.5(c)(i), there are no shares, membership or other equity interests of Company, the New Vision Holding Companies or any Subsidiary issued and outstanding as of the date hereof. The Shares and all of the outstanding shares or membership interests, as applicable, of each of the New Vision Holding Companies and each Subsidiary are duly authorized, validly issued, fully paid and non-assessable. There is not issued and outstanding any (x) indebtedness of Company, either New Vision Holding Company or any Subsidiary that has general voting rights with respect to matters voted upon by the holders of such entity's equity securities, or (y) debt of Company, either New Vision Holding Company or any Subsidiary convertible into securities having such rights ("VOTING DEBT").
SCHEDULE 4.5(c)(ii) completely and accurately reflects the ownership of each of Company, the New Vision Holding Companies and each Subsidiary as of the Closing Date. Except as set forth on SCHEDULE 4.5(c)(ii), as of the Closing Date there will be no shares, membership or other equity interests of Company or any Subsidiary issued and outstanding. Solely for purposes of the representations and warranties set forth in (i)-(iii) of this Section (c) and Sections 4.5(d) and(e), the New Vision Holding Companies shall be deemed to be Subsidiaries as of the date hereof (but not as of the Closing Date). Except as set forth above and except for the transactions contemplated by this Agreement:

                  (i) there are no shares of capital stock of Company or any shares or membership interests of any Subsidiary authorized, issued or outstanding;

                  (ii) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of Company or issued or unissued capital stock or membership interests in any Subsidiary, obligating Company or any Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock, membership interests or Voting Debt of, or other equity or debt interest in, Company or any Subsidiary or securities convertible into or exchangeable for such shares or membership or other equity interests, or obligating Company or any Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment; and

                  (iii) there are no outstanding contractual obligations of Company or any Subsidiary to repurchase, redeem or otherwise acquire any of the Shares or any shares or membership interests in any Subsidiary, or any capital stock of any affiliate of Company or any Subsidiary or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

            (d) Except as set forth on SCHEDULE 4.5(d), there are no voting trusts or other agreements or understandings to which any of Seller, Company or any Subsidiary is a party with respect to the voting of the capital stock or membership interests of Company or any Subsidiary. Any voting trusts, agreements or understanding set forth on SCHEDULE 4.5(d) will be cancelled or terminated at or prior to the Closing.

            (e) As of the date hereof, except as set forth on SCHEDULE 4.5(e), neither Company nor any Subsidiary owns, directly or indirectly, any capital stock or other equity securities of any corporation or limited liability company or has any direct or indirect equity or ownership interest in any business (including any joint venture or similar arrangement), or any interest that is convertible or exchangeable into any equity or ownership interest in any business, except as set forth on SCHEDULE 4.5(c)(i). As of the Closing Date, neither Company nor any Subsidiary will own, directly or indirectly, any capital stock or other equity securities of any corporation or limited liability company or will have any direct or indirect equity or ownership interest in any business (including any joint venture or similar arrangement), or any interest that is convertible or exchangeable into any equity or ownership interest in any business, except as set forth on SCHEDULE 4.5(c)(ii).

            (f) Except as set forth on SCHEDULE 4.5(f), Company and the Subsidiaries own good and marketable title to or have valid leasehold interests in all of the Broadcasting Assets (other than the Real Property as to which the provisions of Section 4.9 apply) free and clear of any and all Liens except for Permitted Liens.

      4.6   Condition of Equipment. Except as set forth on SCHEDULE 4.6:

            (a) the Equipment is in good condition and repair, ordinary wear and tear excepted, and to Seller's Knowledge is not in need of imminent repair or replacement;

            (b) the Equipment includes all items of tangible personal property utilized by Company, the Subsidiaries and their affiliates in connection with the owning and operating the Station;

            (c) the list of Equipment on SCHEDULE 1.3 is a true and correct list in all material respects of all items of tangible personal property necessary for or used in the operation of the Station in the manner in which it has been and is now operated;

            (d) since the Fort Wayne Closing Date, the Equipment has been maintained in a manner consistent with generally accepted standards of good engineering practice;

            (e) the Equipment is operating in compliance in all material respects with the rules and regulations of the FCC and the Federal Aviation Administration; and

            (f) no Equipment has been removed since the Fort Wayne Closing Date except for removal of obsolete or non-operational equipment which has been replaced.

      4.7   Contracts. Except as set forth on SCHEDULE 4.7:

            (a) All of the Contracts (i) constitute legal, valid and binding obligations of Company and/or the Subsidiaries, as applicable, and, to Company's and Seller's Knowledge, of the other parties thereto, (ii) are in full force and effect, and (iii) neither the Company nor the Subsidiaries nor, to Company's and Seller's Knowledge, any other party thereto has violated any provision of, or committed or failed to perform any act which, with notice, lapse of time or both, would constitute a default under the provisions of any of the Contracts that would allow the other party to terminate such Contract or bring a claim for damages, except as would not individually or in the aggregate have, or could reasonably be expected to have, a Material Adverse Effect;

            (b) Except only (i) Contracts listed on SCHEDULE 1.2 and SCHEDULE 4.23, (ii) the Leases, (iii) the Contracts included in the Retained Assets, (iv) Contracts entered into in the ordinary course of business of the Station and involving less than $25,000 over their term and not more than $100,000 in the aggregate for all such Contracts, (v) Contracts involving sales of advertising time in accordance with the Station's customary rate practices as of the date hereof, and (vi) Contracts entered into between the date hereof and the Closing Date in accordance with Article 7 hereof, Company and the Subsidiaries are not a party to and do not have any Contract (including employment agreements for Station Employees) of any kind or nature whatsoever, written or oral, formal or informal, with respect to the business and operation of the Station.

            (c)   Except for Contracts not required to be scheduled pursuant to
Section 4.7(b)(iii), (iv) or (v) and Contracts that constitute Retained Liabilities, (i) Seller has furnished true and complete copies of all Contracts, including all amendments, modifications and supplements thereto, and (ii)
SCHEDULE 1.2 contains true, accurate and complete summaries of the provisions of all oral Contracts;

            (d) SCHEDULE 1.2 sets forth an accurate and complete list and brief description of all Tradeout Agreements as of the date hereof, including with respect to each Tradeout Agreement the parties thereto, the value of broadcast time required to be provided on the Station from and after the date shown on such Schedule and the value of goods and services provided or to be provided to the Station from and after such date, except for Contracts not required to be scheduled pursuant to Section 4.7(b);

            (e) Except as set forth on SCHEDULE 1.2, none of the Contracts requires any consent, approval or waiver of any other Person in connection with the transactions contemplated by this Agreement, and such transactions will give no party thereto the right to terminate such Contract;

            (f) None of the Contracts provides for delayed or deferred payments, other than normal increases in payments which are in accordance with normal industry practices and unrelated to the transactions contemplated by this Agreement, that Buyer would be obligated to pay after the Closing Date and no payments to Seller, Company or the Subsidiaries have been accelerated from the terms set forth in the Contracts;

            (g) Company and the Subsidiaries are current on all of their payment obligations under the Contracts.

      4.8   Intangible Property. Except as set forth on SCHEDULE 4.8:

            (a) there are no claims, demands or proceedings instituted, or, to Company's and Seller's Knowledge, pending or threatened, by any third party pertaining to or challenging the Company and/or the Subsidiaries right to use any of the Intangible Property in the operation of the Station;

            (b) to Company's and Seller's Knowledge, there are no facts which would render any of the Intangible Property invalid or unenforceable;

            (c) there is no Intangible Property owned by a third party that is being used by Company and/or the Subsidiaries in the operation of the Station without proper license to do so (which licenses, if any, constitute part of the Contracts);

            (d) there are no royalty agreements between Company and/or the Subsidiaries and any third party relating to any of the Intangible Property (other than as specifically referenced in any Contract listed on SCHEDULE 1.2); and

            (e) the Intangible Property constitutes all of the intangible property used or necessary for the operation of the Station and SCHEDULE 1.4 lists and identifies correctly and completely certain Intangible Property (i) owned or used by, or in any way relating to, the operation of the Station and
(ii) necessary or appropriate for or used in the operation of the Station, and no consent, approval or waiver of any other Person relating to the Intangible Property is required in connection with the transactions contemplated by this Agreement, and any failure of Seller, Company, or the Subsidiaries to obtain any such consent, approval or waiver will not have a Material Adverse Effect, and will not affect Buyer's continuing right to use such Intangible Property after the Closing.

      4.9 Owned Real Property. SCHEDULE 1.9 sets forth a complete and correct list of all Owned Real Property. Except as disclosed on SCHEDULE 1.6, SCHEDULE 1.9, SCHEDULE 2.1, SCHEDULE 4.5, SCHEDULE 4.9, SCHEDULE 4.16 and SCHEDULE 4.25:

            (a) Company and/or the Subsidiaries have good, valid, marketable and insurable fee simple absolute interest in the Owned Real Property. SCHEDULE
4.9 lists all
policies of title insurance currently existing in favor of Company and/or the Subsidiaries with respect to the Owned Real Property, a copy of which policies have previously been provided to Buyer. The Owned Real Property and the Leased Real Property together constitute all real property currently used in the operation of the Station.

            (b) There are no Liens (except for Liens that will be released at Closing), restrictions or encumbrances to title to any portion of the Owned Real Property. None of Seller, Company or any Subsidiary has subjected the Owned Real Property to any unrecorded easements, rights, obligations, covenants, conditions, restrictions, limitations or agreements not of record.

            (c) There is no pending condemnation or similar proceeding affecting the Owned Real Property or any portion thereof and, to Company's and Seller's Knowledge, no such action is presently contemplated or threatened against the Real Property.

            (d) None of Seller, Company or any Subsidiary has received any notice from any insurance company of any defects or inadequacies in the Real Property or any part thereof which could adversely affect the insurability of the Real Property or the premiums for the insurance thereof. None of Seller, Company or any Subsidiary has received any notice from any insurance company which has issued or refused to issue a policy with respect to any portion of the Real Property or by any board of fire underwriters (or other body exercising similar functions) requesting the performance of any repairs, alterations or other work with which full compliance has not been made.

            (e) There are no parties in possession of any portion of the Owned Real Property other than Company and/or the Subsidiaries. There are no options or rights in any party to purchase or acquire any ownership interest in the Owned Real Property, including without limitation pursuant to any executory contracts of sale, rights of first refusal or options.

            (f) To Company's and Seller's Knowledge, no zoning, subdivision, building, health, land-use, fire or other federal, state or municipal law, ordinance, regulation or restriction is violated by the continued maintenance, operation, use or occupancy of the Owned Real Property or any tract or portion thereof or interest therein in its present manner, except for such violations which would not have a Material Adverse Effect. To Company's and Seller's Knowledge, the current use of the Real Property and all parts thereof as aforesaid does not violate any restrictive covenants affecting the Real Property. No current use by Company and/or the Subsidiaries of the Owned Real Property or any improvement located thereon or, to Company's and Seller's Knowledge, any current use of the Leased Real Property is dependent on a nonconforming use or other approval from a governmental authority, the absence of which would significantly limit the use of any of the properties or assets in the operation of the Station.

            (g) To Company's and Seller's Knowledge, there is no law, ordinance, order, regulation or requirement now in existence which could reasonably be expected to require any expenditure to modify or improve any of the Owned Real Property in order to bring it into compliance therewith.

            (h) The Real Property has adequate access to and from completed, dedicated and accepted public roads, and there is no pending, or to Company's and Seller's Knowledge, threatened, governmental proceeding which could impair or curtail such access. No improvement or portion thereof is dependent for its access, operation, or utility on any land, building, or other improvement not included in the Real Property.

            (i) There are presently in existence water, sewer, gas and/or electrical lines or private systems on the Real Property which have been completed, installed and paid for and which are sufficient to service adequately the current operations of each building, facility or tower located on the Real Property, as the case may be.

            (j) To Company's and Seller's Knowledge, there are no structural, electrical, mechanical, plumbing, air conditioning, heating or other defects in the buildings located on the Owned Real Property; the roofs of the building located on the Owned Real Property are free from structural defects, leaks and are in good condition, and adequate to operate such facilities as currently used. To Company's and Seller's Knowledge, all towers, antennae, fixtures and improvements on the Owned Real Property are suitable for the current operation of the Station.

            (k) To Company's and Seller's Knowledge, there are no assessments, general or special, which have been or are in the process of being levied against the Real Property, and Company and Seller have no Knowledge of any contemplated assessments.

            (l) All Environmental Permits and Licenses which are necessary to permit the lawful access, use and operation of the buildings and improvements located on the Real Property for their present and intended use have been obtained, are in full force and effect, and to Company's and Seller's Knowledge, there is no pending threat of modification or cancellation of any such Environmental Permits and Licenses. None of Seller, Company or any Subsidiary has received or been informed by a third party of the receipt by it of any written notice from any governmental authority having jurisdiction over the Real Property threatening a suspension, revocation, modification or cancellation of any Environmental Permit or License.

      4.10 Leases. SCHEDULE 1.6 sets forth a complete and correct list of all Leased Real Property. Except as set forth on SCHEDULE 1.6:

            (a) All of the Leases (i) constitute legal, valid and binding obligations of Company and/or the Subsidiaries and to the Knowledge of Company and Seller, the other parties thereto, (ii) are in full force and effect, and
(iii) neither Company nor the Subsidiaries nor, to Company's and Seller's Knowledge, any other party thereto has violated any provision of, or committed or failed to perform any act which, with notice, lapse of time or both, would constitute a default under the provisions of any of, the Leases that would allow the other party to terminate such Lease or to bring a claim for damages, except as would not individually or in the aggregate have, or could reasonably be expected to have, a Material Adverse Effect;

            (b) The Leases constitute all of the agreements between Company and/or the Subsidiaries and third parties relating to the operation of the Station and the Real Property. SCHEDULE 1.6 lists all of the Leases relating to the Leased Real Property and the Leases have not been cancelled, modified, assigned, extended or amended except as set forth on SCHEDULE

1.6. SCHEDULE 1.6 lists all of the leases relating to the Owned Real Property and the Leases have not been cancelled, modified, assigned, extended or amended except as set forth on SCHEDULE 1.6;

            (c) Seller has furnished true and complete copies of the Leases to Buyer, including any and all amendments thereto;

            (d) There are no leasing commissions or similar payments due, arising out of, resulting from or with respect to any Lease which are owed by Company and/or the Subsidiaries; nor does any other party thereto have a claim, lien, charge or credit against Company and/or the Subsidiaries or offsets against rent due under any Lease; and

            (e) No consent, approval or waiver of any other Person with respect to the Leases will be required in connection with the transactions contemplated by this Agreement, and such transactions will not give any party to the Leases the right to terminate any Lease or accelerate payments under any Lease.

      4.11  Financial Statements.

            (a) Attached as SCHEDULE 4.11(a) are true and complete copies of the balance sheet of the Station as of December 31, 2003, and the results of operations and statements of cash flow of the Station for the period from the Fort Wayne Closing Date through December 31, 2003 (collectively, the "FINANCIAL STATEMENTS"). The Financial Statements are derived from the unaudited financial statements of Seller as of December 31, 2003 and for the period from the Fort Wayne Closing Date through December 31, 2003 and include any consolidating information set forth in such unaudited financial statements and the notes thereto. Notwithstanding the foregoing, the numbers included in the Financial Statements are the same as those currently being audited by PricewaterhouseCoopers in connection with their audit of the Seller's consolidated financial statements. PricewaterhouseCoopers' audit has not been completed as of the date hereof. Neither Seller nor Company has Knowledge of any audit adjustments that have been proposed regarding the numbers contained in the Financial Statements. Except as set forth on SCHEDULE 4.11(a), the Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Station, which are accurate and complete in all material respects, (ii) fairly and accurately present the assets, liabilities and financial condition of the Station as of the date thereof, and the results of operations of the Station for the period then ended, (iii) have been prepared in accordance with GAAP, and (iv) include all adjustments (consisting only of normally recurring accruals) that are necessary for a fair presentation of the financial condition and results of operation of the Station as of the date thereof and for the period covered thereby.

            (b) The intercompany accounts which are listed on SCHEDULE 1.11 as Retained Assets are not included in and do not affect the net operating income calculations presented in the Financial Statements.

      4.12 No Changes. Except as set forth on SCHEDULE 4.12, since December 31, 2003 there has not been any:

            (a) transaction specifically relating to the Station or the Broadcasting Assets except in the ordinary course of business conducted as of that date;

            (b) material adverse change in the financial condition, liabilities, assets or results of operation of the Station, and to Company's and Seller's Knowledge there is no fact, event or circumstance that is reasonably likely to result in a material adverse change in the financial condition, liabilities, assets or results of operation of the Station;

            (c) any default under any indebtedness of Seller, Company or any Subsidiary, or any event which, with the lapse of time, giving of notice or both, could constitute such a default;

            (d) amendment or termination of any Contract, Lease or License to which the Company and/or the Subsidiaries are a party, except in the ordinary course of business;

            (e) increase in compensation paid, payable or to become payable by the Company and/or the Subsidiaries to any of their employees except normal increases in wages or salaries not in excess of 5% per annum in the usual and ordinary course of business of the Station;

            (f) increase in severance or other benefits or entitlements of any employees of Company and/or the Subsidiaries;

            (g) extraordinary losses (whether or not covered by insurance) or waiver by the Company and/or the Subsidiaries of any extraordinary rights of value;

            (h) commitment to or material change to any collective bargaining agreement with any labor organization which represents, or proposes to represent, the Station Employees;

            (i) lowering of the advertising rates of the Station in a manner not consistent with past practices or reflective of current market conditions;

            (j) notice from any sponsor or customer as to that sponsor's or customer's intention not to conduct business with the Station, the result of which loss or losses of business, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect;

            (k) write down of the value of any assets except in the ordinary course of business, none of which, individually or in the aggregate, has or might reasonably have a Material Adverse Effect on the Company or any Subsidiary's financial condition;

            (l) change in Seller's, Company's or any Subsidiary's method of accounting;

            (m) other event or condition of any character that has or might reasonably have a Material Adverse Effect;

            (n) sale, assignment, lease or other transfer or disposition of any of the assets or properties of the Station except in the ordinary course of business;

            (o) distribution, transfer, sale, exchange, loan or disposition to a related or affiliated Person; or

            (p) agreement by Seller, Company and/or the Subsidiaries to do any of the foregoing.

      4.13  Undisclosed Liabilities.

            (a) None of Company or any Subsidiary has any debt, liability or obligation of any kind, whether accrued, absolute, contingent or otherwise, including, without limitation, any liability or obligation on account of Taxes or any governmental charges or penalty, interest or fines, except: (i) those liabilities reflected in the Financial Statements; (ii) liabilities disclosed on
SCHEDULE 4.13; (iii) liabilities incurred in the ordinary course of business (other than contingent liabilities) since December 31, 2003; and (iv) liabilities incurred in connection with the transactions provided for in this Agreement.

            (b)   To Seller's and Company's Knowledge, except as set forth on
SCHEDULE 4.13(b), there is no basis for the assertion against Company or any Subsidiary of any liability or obligation of any nature or in any amount, whether or not constituting liabilities to be assumed by Buyer hereunder, and whether accrued, absolute, contingent, due, to become due or otherwise not fully reflected or reserved for in the Financial Statements, except for ordinary and customary obligations arising in the ordinary course of business.

      4.14  No Litigation; Labor Disputes; Compliance with Laws.

            (a) Except as set forth on SCHEDULE 4.14: (i) there is no decree, judgment, order, litigation at law or in equity or admiralty, mediation or arbitration proceeding or proceeding before or by any commission, agency or other administrative or regulatory body or authority pending or, to Company's and Seller's Knowledge, threatened, to which Company and/or any Subsidiary is a party or to which Company and/or any Subsidiary, the Station or the Broadcasting Assets are subject; (ii) there is no investigation by any commission, agency or other administrative or regulatory body or authority pending or, to Company's and Seller's Knowledge, threatened, which is concerned with the operations, business or affairs of Company and/or any Subsidiary, the Station or the Broadcasting Assets; and (iii) there is no claim, litigation, proceeding or governmental investigation pending against Seller, Company and/or any Subsidiary or the Station, or, to Company's and Seller's Knowledge, threatened, or any order, injunction or decree outstanding relating to Seller, Company and/or any Subsidiary, the Station or the Broadcasting Assets that seeks to or would prevent the consummation of the transactions contemplated by this Agreement.

            (b) Except as set forth on SCHEDULE 4.14 or SCHEDULE 4.23: (i) none of Seller, Company or any Subsidiary has received any notice from any labor union or group of employees that such union or group represents or believes or claims it represents or intends to represent any Station Employees; (ii) none of Seller, Company and/or any Subsidiary has received any notice that a labor dispute, grievance, controversy, strike or request for union representation by the Station Employees is planned, threatened or imminent; and (iii) none of Seller, Company and/or any Subsidiary has made any loan or given anything of value, directly or indirectly, to any officer, official, agent or representative of any labor union or group of employers other than salaries and ordinary course compensation.

            (c) Except as set forth on SCHEDULE 4.14: (i) Seller, Company and the Subsidiaries own and operate, and have owned and operated, their properties and assets, and carry on and conduct, and have carried on and conducted, the business and affairs of the Station in all material respects in compliance with all federal, foreign, state and local laws, statutes, ordinances, rules and regulations, and all court or administrative orders or processes, including, but not limited to, FCC, Occupational Safety and Health Administration, Equal Employment Opportunity Commission, and National Labor Relations Board and environmental matters; and (ii) Seller (as to the Station), Company and the Subsidiaries have complied in all material respects with all applicable statutes, rules and regulations pertaining to equal employment opportunity, including, without limitation, those of the FCC.

      4.15  Taxes. Except as disclosed on SCHEDULE 4.15:

            (a) Company and its Subsidiaries have timely filed all required foreign, federal, state and local Tax Returns, reports and estimates for all years and periods (and portions thereof) for which any such returns, reports and estimates were due, and any and all amounts due and payable have been paid in full except to the extent such amounts have been contested in good faith. All of such Tax Returns, reports and estimates are true and complete in all material respects. Company and its Subsidiaries have withheld all Tax required to be withheld under applicable law and regulations, and such withholdings have either been paid to the proper governmental agency or set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of Company or any such Subsidiary, as the case may be. Neither Company nor any Subsidiary is the beneficiary of any extension of time for the filing of any Tax Returns, any waiver of any applicable statute of limitations or any extension of any period for Tax assessments. Neither Company nor any Subsidiary has any predecessor Tax liability by contract or as a matter of law, including under Section 1.1502-6 of the Regulations.

            (b) There are no Tax deficiencies (including penalties and interest) of any kind assessed against or relating to Company or any Subsidiary with respect to any Taxable periods ending on or before, or including, the date hereof of a character or nature that would result in Liens or claims on any of the Broadcasting Assets or on Company's and/or any Subsidiary's title or use of the Broadcasting Assets or that would result in any claim against Buyer, and none of Seller, Company or any subsidiary of Seller or Company has Knowledge of any such claim or dispute concerning the Tax liability of Company or any Subsidiary that has been claimed or raised by any Tax authority, and no Tax audit of the foregoing has been commenced or noticed by any Tax authority.

            (c) SCHEDULE 4.15(c) contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by Company or any Subsidiary.

            (d) Except as set forth on SCHEDULE 4.15(d): (i) neither Company nor any Subsidiary has been a member of an affiliated, consolidated, combined or unitary group other than one of which Company was the common parent; (ii) neither Company nor any Subsidiary is party to any Tax Sharing Agreement; (iii) Seller is and has been treated as a partnership for U.S.

federal income tax purposes since its date of incorporation; (iv) neither Company nor any Subsidiary is disregarded as an entity for Tax purposes; (v) neither Company nor any Subsidiary was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code; and (vi) neither Company nor any Subsidiary owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property.

      4.16 Governmental Authorizations. NVG-Fort Wayne II, LLC holds the Licenses from the FCC to operate the Station as a television broadcast station with the power disclosed on SCHEDULE 1.7. All such Licenses are in full force and effect and none of the Licenses is subject to any conditions outside the ordinary course (other than conditions appearing on the face of such Licenses). Except as set forth on SCHEDULE 4.16, no qualifications, registrations, filings, privileges, franchises, licenses, permits, approvals or authorizations, other than the Licenses and those as set forth on SCHEDULE 1.7, are required in order for Company and the Subsidiaries to own and operate the Station in the manner operated on the date hereof. As of the date hereof, no action or proceeding is pending or, to Company's and Seller's Knowledge, threatened before the FCC or any other governmental body to revoke, refuse to renew or modify such Licenses or other authorizations of the Station. No action or proceeding is pending or, to Company's and Seller's Knowledge, threatened before the FCC or any other governmental body to revoke, refuse to renew or modify the Licenses. Except as set forth on SCHEDULE 4.16, the Station has complied in all material respects with the FCC rules, regulations and policies concerning limits on the duration of advertising in children's programming, satisfaction of obligations with respect to children's programming responsive to the educational and informational needs of children, and the record keeping obligations related thereto. The most recent renewal of the FCC Licenses was granted in the ordinary course for a full renewal term without any conditions (other than conditions set forth in the grant of renewal or the general rules of the FCC). Neither Company nor Seller is aware of any act or omission that could reasonably be expected to result in a refusal by the FCC to renew the Station's License for a full term in the normal course upon the timely filing of a complete and properly executed application for renewal and payment of all applicable filing fees.

      4.17 Compliance with FCC Requirements. Except as set forth on SCHEDULE 4.17, the Station, its physical facilities, electrical and mechanical systems and transmitting and studio equipment, including, but not limited to all of the Station's transmitting towers, are being, and to Company's and Seller's Knowledge with respect to periods prior to the Fort Wayne Closing Date, have been operated in all material respects in accordance with the specifications of the Licenses and with each document submitted in support of such Licenses, and Seller, Company, the Subsidiaries and the Station are in compliance with the Communications Laws. Except as set forth on SCHEDULE 4.17, the Station is in compliance with all requirements of the FCC and the Federal Aviation Administration with respect to the construction and/or alteration of the Station's antenna structures, and, where required, "no hazard" determinations for each antenna structure have been obtained, and where required, each antenna structure has been registered with the FCC. Except as set forth on SCHEDULE 4.17, since the Fort Wayne Closing Date, and, to Company's and Seller's Knowledge, prior to such date, all obligations, reports and other filings required by the FCC with respect to the Station, including, without limitation, all regulatory fee payments and all materials required to be placed in the Station's public inspection file, have been duly and currently filed as of the date hereof, and are true and complete in all respects. Except as set forth on
SCHEDULE 4.17, there is not now issued or outstanding, or pending or, to Company's and Seller's Knowledge, threatened, by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture or complaint relating to the Station.

      4.18  Digital Television. The Station has been assigned a channel (Channel
19) by the FCC for the provision of digital television ("DTV") service. The channel assignment has not been vacated, reversed, stayed, set aside, annulled or suspended, nor is it the subject of any pending appeal, request for stay, or petition for rehearing, reconsideration or review by any Person or by the FCC on its own motion, and the time for filing any appeal, request, petition, or similar document for the reconsideration or review by the FCC on its own motion has expired. To Company's and Seller's Knowledge, there are no pending petitions for rulemaking or notices of proposed rulemaking to reallocate the digital television allotment of the Station or, to Company's and Seller's Knowledge, to reallocate the digital or analog television allotment of any other station in a manner that could have a Material Adverse Effect. The Licenses listed in
SCHEDULE 1.7 include a construction permit (the "DTV CP") and all other authorizations necessary to operate a DTV facility on such channel (the "DTV FACILITY") and special temporary authority (the "DTV STA") to commence operation of the DTV Facility at reduced power. The DTV Facility commenced operation on May 31, 2003 and is operating pursuant to the DTV STA initially granted on April 17, 2003, the current term of which expires April 24, 2004, for which a further extension of the DTV STA has been requested as of April 22, 2004. On April 17, 2003, the FCC issued a notice that operations under the DTV STA would extend the DTV CP until further notice. The DTV CP and the DTV STA are in full force and effect, the FCC has not taken any adverse action with respect thereto, and all necessary requests to extend the DTV CP and DTV STA have been timely filed.

      4.19 MVPD Matters. The Station's signal is carried on substantially all of the cable systems serving the Fort Wayne, Indiana Designated Market Area (as defined by A.C. Nielsen & Co. or its successor) pursuant to the retransmission consent agreements to which Company and/or the Subsidiaries are a party which are listed on SCHEDULE 4.19 and Company and/or the Subsidiaries have no liability to any Person arising under or in respect of its performance of the Station's cable or satellite carriage agreements, including, without limitation, copyright royalties (except as listed on SCHEDULE 4.19). Each retransmission consent agreement is in full force and effect, and Company and Seller have no Knowledge of any reason that a cable system operator or satellite program service provider may terminate such carriage during its current term. To Company's and Seller's Knowledge, since October 22, 2002, there has been (i) no change in the Station's carriage or channel position on any Market MVPD System and (ii) no written notification to the Station that the Station may not be entitled to carriage on any Market MVPD System either because the Station fails to meet the requisite signal strength for such status or the Station would be considered a distant signal under the cable compulsory copyright license, 17 U.S.C. Section 111.

      4.20 Insurance. Seller, Company and/or the Subsidiaries have in full force and effect the liability and casualty insurance and errors and omissions insurance insuring the Broadcasting Assets, the Station and its business, operations, properties, employees, members, managers, officers and directors, all as set forth on SCHEDULE 4.20, and except as described on SCHEDULE 4.20, such insurance is for such coverage and in such amounts as is usual and customary for businesses similar to that of the Station. None of Seller, Company or any Subsidiary is in default with respect to such insurance policies nor, to Company's and Seller's Knowledge, has Seller, Company or any Subsidiary failed to give any notice or present any claim under any policies in due and timely fashion. No written notice of cancellation, termination or nonrenewal has been received by Seller, Company or any Subsidiary with respect to any such policy, and to Company's and Seller's Knowledge, there are no threatened premium increases in excess of customary increases with respect to any policy. To the Knowledge of Company and Seller, there is no claim by or on behalf of the Station pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights.

      4.21 Brokers. Neither this Agreement nor the sale and purchase of the Shares or any other transaction contemplated by this Agreement was induced or procured through any Person acting on behalf of or representing Seller, Company or any Subsidiary as broker, finder, investment banker, financial advisor or in any similar capacity, other than Kalil & Co., whose fees shall be shared equally by Buyer and Seller.

      4.22 Powers of Attorney. Except as set forth on SCHEDULE 4.22 there are no Persons holding a power of attorney on behalf of Company and/or any Subsidiary or, to Company's and Seller's Knowledge, on behalf of the Station.

      4.23  Employees.

            (a) Set forth on SCHEDULE 4.23 is a complete and correct list as of the date hereof of the name, title, department, date of hire, union status, current annual salary rate or hourly rate, commission and Taxable fringe benefits, written or unwritten, employment status (i.e., active, disabled or on leave), and whether full time or part time for each Station Employee (including any such employee who is an inactive employee on paid or unpaid leave of absence). Such list also includes for each Station Employee the amounts paid or payable as base salary and describes any other compensation arrangements for the years 2003 and 2004, including bonuses, accrued vacation and sick pay, vehicle usage, severance or other perquisites. Except as set forth on SCHEDULE 4.23 hereto, there are no collective bargaining agreements, employment agreements between Seller, Company or any Subsidiary and the Station Employees or professional service contracts not terminable at will relating to the Station or the business and operations thereof or written or oral contracts for the future employment of an employee of the Station. Except as set forth on SCHEDULE 4.23 hereto, no cash payments are due to Station Employees with respect to accrued vacation or sick pay. At the Closing, Seller shall provide to Buyer an updated
SCHEDULE 4.23 as of the Closing Date, and the representations and warranties made by Seller and Company as of the Closing Date contained in this Section 4.23 shall be true and correct with respect to such updated schedule, provided that any deviation between the SCHEDULE 4.23 provided to Buyer on the date hereof and such schedule as updated as of the Closing Date (except to the extent such deviation results from a breach by Seller, Company or any Subsidiary of Section 7.4) shall not constitute a breach of the representations and warranties contained in this Section 4.23.

            (b) Except as provided in Section 11.2 hereof and except for the assumption of the Assumed Liabilities, the consummation of the transactions contemplated hereby will not cause Buyer to incur or suffer any liability relating to, or obligation to pay, severance, termination or other payments to any Person or any liability or obligation to pay with respect to any Seller Benefit Plan.

      4.24  Employee Benefit Plans.

            (a)   There are no Station Benefit Plans, except as listed on
SCHEDULE 4.24 and identified thereon as Station Benefit Plans. Each Seller Benefit Plan is listed on SCHEDULE 4.24 and identified thereon. Each Station Benefit Plan which is an "employee pension benefit plan" within the meaning of
Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code ("Pension Plan"), is so qualified and has received a favorable determination letter from the Internal Revenue Service regarding such qualification or is a prototype plan which may rely on any such letter issued to the prototype plan's vendor and neither Seller nor Company has Knowledge of any circumstances likely to result in revocation of any such favorable determination letter. No Station Employee participates in any Seller Benefit Plan which is also a Pension Plan.

            (b) All Benefit Plans maintained by Seller, Company or any Subsidiary or to which Seller, Company or any Subsidiary is or has been obligated to contribute, are, since the Fort Wayne Closing Date have been and, to the Knowledge of Seller and Company, prior to such date were, in all respects maintained, funded and administered in compliance with ERISA and the Code, and other applicable law; no such Benefit Plan or any plan of an ERISA Affiliate subject to Title IV of ERISA has been terminated since the Fort Wayne Closing Date or, to the Knowledge of Seller and Company, prior to such date; no proceedings to terminate any Benefit Plan or any plan of an ERISA Affiliate have been instituted under Subtitle C of Title IV of ERISA since the Fort Wayne Closing Date or, to the Knowledge of Seller and Company, prior to such date; no reportable event within the meaning of Section 4043 of Subtitle C of ERISA has occurred for any Benefit Plan maintained by Seller, Company or any Subsidiary or any plan of an ERISA Affiliate since the Fort Wayne Closing Date or, to the Knowledge of Seller and Company, prior to such date; none of Seller, Company, any Subsidiary or any ERISA Affiliate has withdrawn from a multiemployer plan (as defined in Section 4001(a) of ERISA) since the Fort Wayne Closing Date or, to the Knowledge of Seller and Company, prior to such date; the consummation of the transactions contemplated hereby will not result in any withdrawal liability on the part of Seller, Company or any Subsidiary under a multiemployer plan; no Benefit Plan established or maintained by Seller, Company, any Subsidiary or any ERISA Affiliate or to which Seller, Company or any Subsidiary is obligated to contribute has any "accumulated funding deficiency," as defined in ERISA, or any other unfunded liability or funding deficit; and none of Seller, Company, any Subsidiary or any ERISA Affiliate has incurred any liability to the Pension Benefit Guaranty Corporation with respect to any such plan since the Fort Wayne Closing Date or, to the Knowledge of Seller and Company, prior to such date. None of Seller, Company or any Subsidiary has engaged in any "prohibited transaction," as defined in Section 406 of ERISA, or in Section 4975 of the Code with respect to any Plan since the Fort Wayne Closing Date or, to the Knowledge of Seller and Company, prior to such date.

            (c) Since the Fort Wayne Closing Date (and, to the Knowledge of Seller and Company, prior to such date) Seller, Company or a Subsidiary has: (i) filed or caused to be filed all returns and reports on the Benefit Plans that are required to be filed, including without limitation, IRS Form 5500s and (ii) paid or made adequate provision for all fees, interest, penalties, assessments or deficiencies that have become due pursuant to those returns or reports or pursuant to any assessment or adjustment that has been made relating to those returns or reports. All other fees, interest, penalties and assessments that are payable by or for Seller, Company and/or any Subsidiary have been timely reported, fully paid and discharged. There are no unpaid fees, penalties, interest or assessments due from Seller, Company or any Subsidiary or from any other Person that are or could become a Lien on any Broadcasting Asset or would otherwise adversely affect the Station or the Broadcasting Assets. Since the Fort Wayne Closing Date (and, to the Knowledge of Seller and Company, prior to such date) Seller, Company or a Subsidiary has collected or withheld all amounts that are required to be collected or withheld by them to discharge their obligations, and all of those amounts have been paid to the appropriate governmental authority or set aside in appropriate accounts for future payment when due. Seller has furnished to Buyer true and complete copies of all documents setting forth the terms of each Plan listed on SCHEDULE 4.24.

            (d) Seller has delivered to Buyer a copy of all reports, returns or other filings with the Internal Revenue Service and a copy of all audits or reviews for all Benefit Plans, as well as with respect to each Benefit Plan, a correct and complete copy of each Benefit Plan document and summary plan description (with all applicable attachments), and all related trust agreements, insurance contracts, service agreements and other funding arrangements which implement each such Benefit Plan.

            (e) All contributions or premiums for any period ending on or before the Closing Date that are not yet due have been made to or for each such Benefit Plan or accrued in accordance with the past custom and practice of Seller.

            (f) None of Seller, Company, any Subsidiary or any ERISA Affiliate has ever been required to contribute to any "multiemployer plan" as such term is defined in Section 3(37) of ERISA or any other Plan subject to Title IV of ERISA.

      4.25  Environmental Compliance.

            (a) Except as provided in clause (b) of this Section 4.25, neither of Seller or Company makes any representation or warranty, express or implied, with respect to: (i) the existence or presence on, at, under or about the Real Property of any Hazardous Materials in violation of Environmental Laws or (ii) the condition of the Owned Real Property's compliance with the Environmental Laws.

            (b) Except as set forth on SCHEDULE 4.25, each of Seller and Company represents that: (i) none of Seller, Company or any Subsidiary has caused or knowingly permitted (nor, at any time prior to the Closing, will Seller, Company or any Subsidiary cause or consent to) any Hazardous Materials to be deposited, disposed, discharged, leaked, released, generated, treated or stored in or on the Real Property in violation of any Environmental Laws (an "ENVIRONMENTAL EVENT"), (ii) to Company's and Seller's Knowledge, no third party has caused an Environmental Event, (iii) to Company's and Seller's Knowledge, there are not now nor have there been previously, tanks, disposal areas, landfills, surface impoundments or other facilities on, under or at the Real Property which contained any Hazardous Materials, (iv) none of Seller, Company or any Subsidiary nor, to Company's and Seller's Knowledge, any third parties have disposed of or buried any solid wastes, drums, or containers on, in, or under the ground or any surface waters located on the Real Property and (v) neither of Seller or Company is aware of any Hazardous Materials or other environmental contamination at the Real Property. A complete copy of the reports listed on
SCHEDULE 4.25 have been delivered to Buyer.

            (c) By negotiation and execution of this Agreement, the parties have expressly allocated certain environmental risks, liabilities and expenses whether historical, current or prospective from Seller to Buyer. In this regard, upon Closing, Seller shall not have any liability in the future (except with respect to breach of Seller's representations in Section 4.25(b)) to Buyer or to any Person claiming by, through or under Buyer with respect to: (i) any past, present or future claim, cause of action, proceeding or otherwise, whether known or unknown, relating to or arising out of any past, present or future environmental condition at, under or about the Real Property; (ii) the presence of Hazardous Materials at, under or about the Real Property; (iii) a violation of any Environmental Law relating to the Real Property and (iv) any losses, damages, penalties, costs (foreseen or unforeseen, known or unknown), counsel, engineering and other professional or expert fees with respect to the foregoing (the foregoing clauses (i), (ii), (iii) and (iv) are collectively referred to as "Environmental Claims"). Upon Closing, except with respect to breach of Seller's representations in Section 4.25(b), Buyer hereby unconditionally releases and discharges Seller from any and all Environmental Claims, whether sustained by Buyer directly or relating to any claims by Buyer for indemnification, contribution or otherwise with respect to Environmental Claims against Buyer by third parties.

      4.26 Solvency. As of the Closing Date and after giving effect to the transactions contemplated by this Agreement, Seller will be solvent and able to pay its debts as they come due. As of the Closing Date and after giving effect to the transactions contemplated by this Agreement, Seller will have capital which is reasonably adequate for its businesses and operations.

      4.27 Records. From the Fort Wayne Closing Date and, to Company's and Seller's Knowledge, prior to such date, the Records of the Station have been fully, properly and accurately maintained in all material respects, and true, correct and complete copies thereof have been made available to Buyer.

      4.28 Disclosure. The representations and warranties of Company and Seller herein or in any document, exhibit, statement, certificate or schedule furnished by or on behalf of Company or Seller to Buyer as required by this Agreement do not contain nor will contain any untrue statement of a material fact or omit or will omit to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading in any material respect.

                                    ARTICLE 5

                             [INTENTIONALLY OMITTED]

                                    ARTICLE 6

                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants to Seller as follows:

      6.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and on the Closing Date Buyer will be duly qualified to do business in the state of Indiana. Buyer has the corporate power to purchase the Shares pursuant to this Agreement.

      6.2 Authorization; Enforceability. The execution, delivery and performance of this Agreement and all of the documents and instruments required hereby by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby are within the corporate power of Buyer and have been duly authorized by all necessary action by Buyer. This Agreement is, and the other documents and instruments required hereby will be, when executed and delivered by Buyer, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject only to bankruptcy, insolvency, reorganization, moratoriums or similar laws at the time in effect affecting the enforceability or right of creditors generally and by general equitable principles which may limit the right to obtain equitable remedies.

      6.3 Absence of Conflicting Agreements. Neither the execution, delivery or performance of this Agreement by Buyer nor the consummation of the sale and purchase of the Shares or any other transaction contemplated by this Agreement, does or will, after the giving of notice, or the lapse of time or otherwise, conflict with, result in a breach of, or constitute a default under, the Articles of Incorporation or By-laws of Buyer, or subject to the receipt of the FCC Consent required in connection with the transfer of control of Company and the Licenses to Buyer and except as set forth on SCHEDULE 6.3, any federal, state or local law, statute, ordinance, rule or regulation, or any court or administrative order or process, or any material contract, agreement, arrangement, commitment or plan to which Buyer is a party or by which Buyer or its assets is bound.

      6.4 Brokers. Neither this Agreement nor the sale and purchase of the Shares or any other transaction contemplated by this Agreement was induced or procured through any Person acting on behalf of or representing Buyer as broker, finder, investment banker, financial advisor or in any similar capacity, other than Kalil & Co., whose fees shall be borne equally by Buyer and Seller.

      6.5 Qualification; Consents. Buyer is an entity legally qualified under the Communications Act to enter into this Agreement, and to hold FCC licenses and, as of the Closing Date, shall have sufficient funds available to consummate the transactions contemplated hereby. Buyer will certify on an FCC Form 314 that it is financially qualified. Except as contemplated in Section 3.1 and as set forth on SCHEDULE 6.5, no action, approval, consent, authorization or other action, including, without limitation, any action, approval, consent or authorization or other action by or filing with any governmental or quasi-governmental agency, commission, board, bureau or instrumentality, is necessary or required as to Buyer for the due execution, delivery or performance by Buyer of this Agreement or any document or instrument contemplated hereby except where the failure to obtain such approval, consent, authorization or filing would not, individually or in the aggregate, have, or reasonably could be expected to affect Buyer's ability to consummate the transactions contemplated hereby.

      6.6 Sophistication of Buyer. Buyer hereby certifies and represents that it is experienced, sophisticated and knowledgeable in the making of investments, that Seller permitted Buyer access (in accordance with the terms of this Agreement) to the Station and the Broadcasting Assets for the purpose of inspecting them, and that Buyer has relied upon said examination and not upon statements, representations or warranties made by Seller, its agents or any other Person (other than the express representations and warranties of Seller and Company as contained herein) in deciding to purchase the Shares.

      6.7 Litigation. There is no claim, litigation, proceeding or governmental investigation pending against Buyer or, to the Buyer's Knowledge, threatened, or any order, injunction or decree outstanding relating to Buyer that seeks to prevent the consummation of the transactions contemplated by this Agreement.

      6.8   [Intentionally Omitted].

      6.9 Disclosure. The representations and warranties of Buyer herein or in any document, exhibit, statement, certificate or schedule furnished by or on behalf of Buyer to Seller as required by this Agreement do not contain nor will contain any untrue statement of a material fact or omit or will omit to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading in any material respect.

                                    ARTICLE 7

                                    COVENANTS

      7.1 Books and Record; Access. Between the date hereof and the Closing Date, Seller shall give (and shall cause Company and the Subsidiaries to give) Buyer and its authorized agents, officers and representatives (including potential financing sources and their representatives) reasonable access, during regular business hours and upon advance written notice, to any and all of its premises, properties, contracts, books and records (including Station personnel) relating to the business and operation of Company, the Subsidiaries, the Station and the Broadcasting Assets and will cause its employees to furnish to Buyer and its authorized agents, officers and representatives any and all data and information pertaining to the business and operation of the Company, the Subsidiaries, Station, and the Broadcasting Assets as Buyer or its authorized representatives shall from time to time reasonably request, including, without limitation, to permit Buyer or its financing sources and their respective representatives, at

Buyer's expense, to conduct an appraisal of the Broadcasting Assets, provided that such appraisal is not unreasonably burdensome on the Chief Financial Officer of Seller or on the employees of Seller, Company and/or any Subsidiary. The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect from and after the Closing in accordance with the terms thereof, such that the information obtained by any party hereto, or its officers, employees, agents or representatives, during any investigation conducted pursuant to this Section 7.1, in connection with the negotiation, execution and performance of this Agreement, the consummation of the transactions contemplated hereby, or otherwise, shall be governed by the terms set forth in the Confidentiality Agreement. The parties expressly agree that the provisions of this Section 7.1 shall not limit in any respect the parties' respective rights and obligations with respect to cooperation, retention and access to records and information pursuant to Article 12 hereof.

      7.2   Title Insurance; Surveys and Lien Search.

            (a) With respect to the Real Property, Seller shall cooperate with Buyer to enable Buyer to obtain at its own expense within sixty (60) days of the date of this Agreement: (i) preliminary reports on title covering a date subsequent to the date hereof, issued by the Title Company, which preliminary reports shall contain a commitment (the "TITLE COMMITMENT") of the Title Company to issue one or more (as appropriate) owner's or lessee's title insurance policy on ALTA Owners or Lessees Policy (and corresponding mortgagee's) policies (each, a "TITLE POLICY") insuring the fee simple or leasehold interest of Buyer in such parcels of Real Property; and (ii) copies of all documents, filings and information disclosed in the Title Commitment. It shall be a condition to Buyer's obligations to be performed on the Closing Date that the Title Commitment shall not be subject to any Liens other than (x) Liens that will be released at Closing, (y) Permitted Liens and (z) the Leases. The issuance of such Title Commitment by the Title Company at ordinary rates for the title policy exclusive of any endorsements, subject only to (x) Liens that will be released at Closing, (y) Permitted Liens and (z) the Leases, shall satisfy the condition set forth in the preceding sentence. All standard exceptions which can be deleted by the use of owner's or Seller's affidavits are to be deleted from the Title Commitment and Title Policies, and Seller shall cooperate with Buyer in executing and delivering such instruments to the Title Company. The parties understand and agree that the procedures outlined in the first sentence of this
Section 7.2(a) shall in no event delay the Closing beyond the date on which the Closing would occur but for such procedures.

            (b) Prior to the Closing, Seller shall deliver to Buyer or the Title Company a certificate of no change, or such other information as the Title Company may reasonably require in order to remove the survey exception as it pertains to the Owned Real Property. Seller has provided Buyer with the Surveys described on SCHEDULE 7.2(b), which constitute all surveys relating to the Owned Real Property in their possession, including any surveys obtained in connection with the transactions contemplated by the Fort Wayne Purchase Agreement.

            (c) Seller shall deliver to Buyer lien search reports prepared by an independent, nationally recognized reporting service (the "BROADCASTING ASSETS REPORTS") dated no earlier than twenty (20) days prior to the Closing, reflecting the results of UCC, Tax and judgment lien searches conducted at Secretary of State offices of the States of Delaware and

Indiana and in the County Clerk's office of any county in which the Broadcasting Assets are located.

            (d)   (i)   As soon as practicable following the date hereof, but in
no event later than ninety (90) days after the date hereof, Company, at Buyer's cost and expense, shall have obtained and provided to Buyer a Phase I Environmental Survey as such term is commonly understood (a "PHASE I ENVIRONMENT ASSESSMENT") concerning all Owned Real Property from an environmental engineering firm acceptable to Buyer which shall confirm, in a manner satisfactory to Buyer, the non-existence of any Hazardous Materials on or about the Station and the accuracy of Seller's and Company's representations set forth in Section 4.25. Buyer, at its expense, may also obtain Phase I Environmental Assessments on the Leased Real Property which shall confirm, in a manner satisfactory to Buyer, the non-existence of any Hazardous Materials on or about such properties and the accuracy of Seller's and Company's representations set forth in Section 4.25.

                  (ii) If any Phase I Environmental Assessment provided to or obtained by Buyer in connection with clause (d)(i) above details a Recognized Environmental Condition (as such term is defined in the American Society of Testing and Materials Standard for Phase I Environmental Assessments) (a "RECOGNIZED ENVIRONMENTAL CONDITION") in connection with the Real Property and the environmental engineering firm that performed the Phase I (the "CONSULTANT") reasonably recommends further investigatory action with respect to such Recognized Environmental Condition, Buyer shall have the right until one hundred twenty (120) calendar days from the date hereof (the "PHASE II TIME PERIOD"), to conduct the investigation so recommended (the "PHASE II INSPECTION"); provided, however, at least three (3) days prior to commencing such work, Seller shall have the right to review the work plan for any Phase II Inspection so proposed. The Phase II Inspection shall be conducted only: (i) during regular business hours upon reasonable notice to Seller; and (ii) in a manner which will not unduly interfere with the operation of the Station and/or the use of, access to or egress from the Real Property. The Phase II Inspection shall be performed in a professional and workmanlike manner. All individuals accessing the Real Property shall be properly licensed to perform the activities to the extent required by law. Any damage caused by Buyer or its agents, in the course of the Phase I Environmental Assessment or any Phase II Inspection shall be promptly repaired by Buyer, at its sole cost and expenses. Notwithstanding the foregoing, Buyer shall not be responsible to cure or remediate any environmental condition or Hazardous Materials existing at the Real Property even if it may be disturbed or released by the Phase II Inspection and any drilling, soils or other material removed from the Real Property in connection with such Phase II Inspection shall be manifested by Seller using Seller's applicable environmental identification number to a licensed facility in full compliance with Environmental Laws.

                  (iii) If applicable, the Consultant shall estimate the cost and expense of clean up, removal, remedial, corrective or responsive action necessary to address such Recognized Environmental Condition (the "ENVIRONMENTAL WORK"), which estimate shall set forth in reasonable detail the basis for those estimates; provided, however, the Environmental Work shall be designed to meet the least stringent standards or requirements so as not to be a violation under applicable Environmental Law (taking into account the zoning of the applicable Real Property and the current uses of resources thereon).

                  (iv) The parties understand and agree that the procedures outlined in this clause (d) shall in no event delay the Closing beyond the date on which the Closing would occur but for such procedures.

            (e) The expenses incurred to obtain the Title Commitments, the Surveys, the Broadcasting Assets Reports and the Phase I Environmental Assessment (and Phase II Inspection, if necessary) shall be paid by Buyer.

      7.3 Notice of Adverse Changes. Pending the Closing Date, Seller shall give Buyer written notice of the occurrence of any of the following promptly upon Company's or Seller's obtaining Knowledge thereof:

            (a)   an Event of Loss in excess of $10,000;

            (b) the commencement of any proceeding or litigation at law or in equity or admiralty or before the FCC or any other commission, agency or administrative or regulatory body or authority involving any of the Licenses or which could have a Material Adverse Effect, other than proceedings or litigation of general applicability to the television broadcasting industry that do not have a disproportionate impact on the Station;

            (c) any labor grievance, controversy, strike or dispute affecting the business or operation of the Station and the scheduling of any bargaining discussions with the certified bargaining unit;

            (d) any violation by Seller, Company, any Subsidiary or the Station of any federal, state or local law, statute, ordinance, rule or regulation which would reasonably be expected to have a Material Adverse Effect;

            (e) any notice received by Seller, Company or any Subsidiary of breach, default, claimed default or termination of any Contract or Lease; or

            (f) any other unusual or adverse developments with respect to the business or operations of the Station, including the loss of carriage or change in channel position on any Market MVPD System and the cessation of broadcasting or reduction by the Station of its authorized power for more than twenty-four
(24) consecutive hours.

      7.4 Operations Pending Closing. Subject to the provisions of Section 3.2 regarding control of the Station, pending the Closing and Seller shall (and shall cause their affiliates, including but not limited to Company and the Subsidiaries, to):

            (a) operate the Station in the ordinary course of business in accordance with Seller's past practices consistently applied and use reasonable efforts to preserve and maintain the Station's goodwill, business and customer relationships, licenses and franchises;

            (b) operate the Station in accordance with applicable laws, regulations, including without limitation, the Communications Laws;

            (c) use commercially reasonable efforts to maintain the Equipment in good operating condition, wear and tear due to ordinary usage excepted, and replace any of the Equipment which shall be worn out, lost, stolen or destroyed except in the case of Broadcasting Assets that are obsolete and not in use in the operation of the Station;

            (d) not remove from the Station, sell, assign, lease, transfer, mortgage, pledge, grant any Lien other than Permitted Liens or Liens that will be released at Closing or otherwise dispose of any of the Broadcasting Assets except for dispositions in the ordinary course of business in accordance with past practices consistently applied or unless such Broadcasting Assets are replaced with an asset of like kind and utility;

            (e) not, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, hire any new employee, consultant or independent contractor who will be employed by the Station, Company or any Subsidiary other than in the ordinary course of business (except for (i) employees who are replacements for employees whose employment with the Station has terminated (ii) any new employees, consultants or independent contractors whose employment or contract with respect to the Station is terminated prior to the Closing Date without liability on the part of Buyer and (iii) any persons who will otherwise provide services to the Station with respect to whom Buyer will have no liability), not increase or otherwise change the rate or nature of the compensation (including wages, salaries and bonuses) or severance paid or payable to any Person employed by Company, any Subsidiary or the Station (or to any other person who provides services to the Station, except to the extent that Buyer (including, following the Closing, Company and the Subsidiaries) will have no liability with respect to such person), except pursuant to existing compensation and fringe benefit plans, practices and arrangements, other than annual performance based increases which shall not exceed 5% per annum, substantially consistent with the Seller's past practice and in the ordinary course of business, and not enter into, renew or allow the renewal of, any employment or consulting agreement or other contract or arrangement with respect to the performance of personal services on behalf of Company, any Subsidiary or the Station;

            (f) except with Buyer's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, not enter into, or become obligated under, any Contract affecting the Station or its operations, including any Program Rights agreement, with an aggregate Station liability of more than $25,000, unless cancelable at any time without penalty and except for commitments for advertising time on the Station at commercially reasonable rates to be paid in cash and entered into in the ordinary and regular course of the operation of the Station, or change, amend, terminate or otherwise modify in any material respect any Contract, License or Lease, except for those which terminate or expire by their own terms; provided, however, that none of Seller (as to the Station), Company or any Subsidiary will enter into any agreements for Program Rights or any agreements with affiliates of Seller affecting the Station, Company or any Subsidiary without Buyer's prior written consent; and provided, further, that Seller, Company and the Subsidiaries shall continue to make such expenditures and commitments as is consistent with past practices of the Station;

            (g) keep Buyer apprised of negotiations for Program Rights agreements and promptly provide Buyer with copies of all Program Rights agreements entered into by Seller, Company or any Subsidiary;

            (h) maintain in full force and effect policies of insurance of the same type, character and coverage as the policies currently carried with respect to the business, operations and assets of the Station;

            (i) except in the ordinary course of Seller's business consistent with past practices, not enter into any Tradeout Agreements relating to the Station that create obligations or liabilities of Seller, Company, any Subsidiary or the Station extending to or beyond the Closing Date, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed;

            (j) not enter into any agreement providing for a delayed or deferred payment that Buyer would be obligated to pay after the Closing Date except for those agreements consistent with the Station's past practices and in the ordinary course of its business;

            (k) on the Closing Date, be current on all of its payment obligations under the Contracts and Leases;

            (l) proceed with all reasonable diligence to satisfy its obligations pursuant to Tradeout Agreements in the ordinary course of business of the Station;

            (m) utilize the Program Rights of the Station only in the ordinary course of business and not sell or otherwise dispose of any such Program Rights, and make all payments on Program Rights agreements on a current basis;

            (n) take all appropriate, reasonable action to protect the present service areas of the Station from increased electrical interference from other stations, existing or proposed, and to exercise reasonable efforts to maintain carriage of the Station's signals on all Market MVPD Systems;

            (o) except for any Benefit Arrangements implemented by Seller for the purpose of promoting the retention of Station Employees prior to the Closing for which Buyer will have no direct or indirect liability, not adopt, or commit to adopt, any Plan or Benefit Arrangement on behalf of personnel of the Station, other than any Plan or Benefit Arrangement currently maintained by Seller;

            (p) not voluntarily agree to enter into or materially change any collective bargaining agreement applicable to any employees of the Station or otherwise recognize any union as the bargaining representative of any employees of the Station other than the labor union recognized in accordance with the Collective Bargaining Agreement dated July 1, 2003 between NVG-Fort Wayne, LLC and Local Union #723 of the International Brotherhood of Electrical Workers on
SCHEDULE 4.23; promptly notify Buyer of any attempt or actual collective bargaining organizing activity with respect to any Station Employees; and not enter into any collective bargaining agreement applicable to any Station Employees which provides that it shall be binding upon any "successor" employer of such employees;

            (q) follow Seller's usual and customary policy with respect to extending credit for sales of broadcast time on the Station and with respect to collecting accounts receivables arising from such extension of credit;

            (r) make reasonable commercial efforts to promote and advertise the Station and its programs and make expenditures therefor in accordance with past practices consistently applied;

            (s) collect the accounts receivable in accordance with Seller's past practices consistently applied;

            (t) promptly provide Buyer with copies of all correspondence with cable systems concerning must carry status, retransmission consent and other matters arising under the Cable Act, and keep Buyer advised of the status of all negotiations with cable systems concerning such matters;

            (u)   not change any accounting practices, procedures or methods;

            (v) not take or agree to take any action inconsistent with consummation of the Closing as contemplated by this Agreement; nor take any other actions with respect to the Station except as specifically contemplated by this Agreement;

            (w) subject to Section 11.1(a), use commercially reasonable efforts to maintain the Station's transmitting towers in good operating condition, wear and tear due to ordinary usage excepted;

            (x) not default under any indebtedness, or take any action or permit the occurrence of any event that, with the lapse of time, giving of notice or both, would constitute such a default;

            (y) to the extent it may affect or relate to Company or any Subsidiary, not make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitations period applicable to any Tax claim or take or omit to take any action, but only if any such action, change, election, filing, entering into, settling, surrendering, consenting or omission would have the effect of increasing the Tax liability of the Company, any Subsidiary or Buyer for a period (or a portion thereof) after the Closing Date; and

            (z)   not agree to or authorize any of the foregoing.

      7.5 Financial and FCC Reports/FCC Compliance. From and after the date of this Agreement and until the Closing, within thirty (30) days after the end of each month ending after the date hereof, Seller will furnish Buyer with a copy of Seller's monthly financial reports for the Station (including an unaudited balance sheet and unaudited results of operations) for each such month and the fiscal year to the end of such month. All of the foregoing financial statements shall comply with the requirements concerning financial statements set forth in
Section 4.11. From and after the date of this Agreement and until the Closing, Seller will furnish Buyer with a copy of all reports filed with the FCC with respect to the Station after the date hereof within ten (10) days after each such report has been filed. After the Closing Date, Seller shall furnish to Buyer all information required by the FCC relating to the operation of the Station prior to the

Closing Date, provided that Seller shall have no obligations to furnish any such information not in its or its affiliates' (following the Closing) possession.

      7.6 Consents. Seller will, at its sole expense, use its best efforts to obtain all consents required from third Persons whose consent or approval is required pursuant to any Contract or Lease, prior to the Closing Date. Seller shall advise Buyer of any difficulties experienced in obtaining such consents and of any conditions requested for any of such consents. To the extent that the consummation of the transactions contemplated by this Agreement would result in a breach of any Contract or Lease absent the consent of any third party, and such consent is not obtained prior to Closing, this Agreement and any assignment executed pursuant hereto shall be retained by Seller, but to the extent permitted by law the Closing shall constitute an equitable assignment and assumption of rights and obligations under the applicable Contract or Lease, with Seller making available to Buyer the benefits thereof and Buyer performing the obligations thereunder on Seller's behalf. Buyer and Seller shall cooperate to use commercially reasonable efforts after Closing to obtain consents required under such Contracts or Leases. Notwithstanding the foregoing, it is understood and agreed that Buyer may elect to terminate this Agreement in the event Seller fails to obtain written consents to the assignment of any Required Consent Contract listed on SCHEDULE 7.6.

      7.7 Cooperation. Buyer and Seller will cooperate in all respects in connection with: (a) securing any nongovernmental approvals, consents and waivers of third parties referenced in Section 7.6 or consents of third parties necessary for the transfer of the Shares from Seller to Buyer; and (b) giving notices to any governmental authority, or securing the permission, approval, determination, consent or waiver of any governmental authority required by law in connection with the transfer of the Shares from Seller to Buyer.

      7.8 Updating of Information. Between the date of this Agreement and the Closing Date, Seller will deliver to Buyer (a) except as provided in Sections 4.7(b)(iv) and (v), copies of all Contracts and Leases that are entered into by Seller between the date hereof and the Closing in accordance with and subject to the terms of this Agreement and (b) a written summary setting forth any changes to SCHEDULE 4.23 between the date set forth on the employee schedule attached to
SCHEDULE 4.23 and the Closing.

      7.9 Conveyance Free and Clear of Liens. Except for Permitted Liens, at or prior to the Closing, Seller shall obtain the release of all Liens disclosed in the Schedules hereto and any other Liens on the Broadcasting Assets, and shall duly file releases of all such Liens in each governmental agency or office in which any such Lien or evidence thereof shall have been previously filed, and Seller shall ensure that Company and/or the Subsidiaries, as applicable, at Closing hold good and marketable title to all of the Broadcasting Assets free and clear of all Liens, except for Permitted Liens.

      7.10 Public Announcement. Seller shall publish and broadcast a public notice concerning the filing of the application for assignment of the Licenses in accordance with the requirements of Section 73.3580 of the FCC's rules. As to any other announcements, neither party hereto shall issue any press release or public announcement or otherwise divulge the existence of this Agreement or the transactions contemplated hereby without prior approval of the other party hereto, except as and to the extent that such party shall be obligated by law or regulation, in which case the other party shall be so advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued.

      7.11 Further Assurances of Seller. Seller shall, at any time, and from time to time, after the Closing Date, but at no cost to Seller (other than the salaries or wages of their employees) use their reasonable best efforts to: (a) take, or cause to be taken, all appropriate action, and to do, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, executing and delivering any additional instruments, certificates or other documents and (b) have the present and future officers, directors, members, managers, employees and agents of Seller cooperate with Buyer in furnishing information, evidence, testimony and other assistance in connection with any Tax Return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters relating to the Station for all periods prior to the Closing Date.

      7.12 Further Assurances of Buyer. Buyer shall, at any time, and from time to time, after the Closing Date, but at no cost to Buyer (other than the salaries or wages of its employees) use its reasonable best efforts to: (a) take, or cause to be taken, all appropriate action, and to do, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, executing and delivering any additional instruments, certificates or other documents and (b) have the present and future officers, directors, members, managers, employees and agents of Buyer, including the Station Employees, cooperate with Seller in furnishing information, evidence, testimony and other assistance in connection with any Tax Return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters relating to the Station for all periods prior to the Closing Date. In addition, and notwithstanding any other provision of this Agreement, after the Closing Date, Buyer will, within five (5) business days after receipt thereof, forward any checks received or pay over to Seller any amounts collected with respect to any claims for cable copyright royalties with respect to the Station adjudicated before the Copyright Arbitration Royalty Panel for all periods up to and including the Closing Date.

      7.13 Governmental Authorizations. On the Closing Date, NVG-Fort Wayne II, LLC will hold the Licenses from the FCC to operate the Station as a television broadcast station with the power disclosed on Schedule 1.7. All such Licenses will be in full force and effect and none of the Licenses will be subject to any conditions outside the ordinary course (other than conditions appearing on the face of such Licenses). Except as set forth on Schedule 4.16, no qualifications, registrations, filings, privileges, franchises, licenses, permits, approvals or authorizations, other than the Licenses and those as set forth on Schedule 4.16, will be required in order for Seller, Company and the Subsidiaries to own and operate the Station in the manner operated prior to the Closing. Except as set forth on Schedule 4.16, from the Fort Wayne Closing Date, the Station will have complied in all material respects with the FCC rules, regulations and policies concerning limits on the duration of advertising in children's programming, satisfaction of obligations with respect to children's programming responsive to the educational and informational needs of children, and the record keeping obligations related thereto.

      7.14 Non-Solicitation. The parties agree that from the date hereof until the Closing Date (if the Closing shall occur) or the first anniversary of the date hereof (if the Closing shall not occur), neither party nor its affiliates shall induce or attempt to induce any employee of the other party or any of their affiliates, in each case employed in the Fort Wayne, Indiana Designated Market Area (as defined by A.C. Nielsen & Co. or its successor), to terminate his or her association with such party, provided that this covenant shall not apply to any employee who responds to a general solicitation for employment not specifically targeted to the other party's employees through the use of media, advertisements, professional search firms or otherwise.

      7.15 Assignment of Rights and Mutual Undertakings. Seller hereby agrees to assign to Buyer the rights set forth on SCHEDULE 7.15, subject to the terms and conditions set forth on such schedule, and the parties covenant and agree to comply with the provisions set forth thereon.

                                    ARTICLE 8

                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

      Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

      8.1 Compliance with Agreement. Each of Seller and Company shall have performed and complied in all material respects with all of their respective obligations under this Agreement which are to be performed or complied with by them prior to or at the Closing.

      8.2 Proceedings and Instruments Satisfactory. All proceedings, limited liability company or other, to be taken by Seller in connection with the performance of this Agreement, and all documents incident thereto, shall be complete to the reasonable satisfaction of Buyer and Buyer's counsel, and Seller shall have made available to Buyer for examination the originals or true and correct copies of all documents which Buyer may reasonably request in connection with the transactions contemplated by this Agreement.

      8.3 Representations and Warranties. The representations and warranties made by Seller and Company in this Agreement shall be true and correct in all material respects as of the Closing Date (disregarding, solely for purposes of this condition precedent, any materiality qualifiers contained in any such representations and warranties) with the same force and effect as though such representations and warranties had been made on the Closing Date (other than the representations or warranties expressly made as of a specified date, which shall be true and correct in all material respects as of such specified date only (disregarding, solely for purposes of this condition precedent, any materiality qualifiers contained in any such representations and warranties)), except for changes specifically permitted or contemplated by this Agreement.

      8.4 No Material Adverse Change. Between the date of this Agreement and the Closing Date, other than any change, effect, event or occurrence resulting from (i) changes in the United States, or Fort Wayne, Indiana Designated Market Area (as defined by A. C. Nielsen & Co. or its successor), economy in general,
(ii) changes in United States stock market conditions in general, (iii) changes in the United States broadcasting industry in general, (iv) any war, outbreak or escalation of hostilities, or act of terrorism or (v) the announcement of the existence of this Agreement or the transactions contemplated hereby, there shall have been no material adverse change in the financial condition, liabilities, assets or results of operation of the Station nor any material adverse change in the condition of the Broadcasting Assets, including, without limitation, a default under the terms of any of the Required Consent Contracts (unless expressly consented to or waived in writing) which could permit the acceleration of any material amounts due thereunder or termination thereof.

      8.5 Deliveries at Closing. Seller shall have delivered or caused to be delivered to Buyer the documents required pursuant to Section 2.3(a), each properly executed and dated as of the Closing Date.

      8.6 Other Documents. Seller shall have delivered to Buyer such documents and certificates of Seller and public officials as shall be reasonably requested by Buyer's counsel to establish the existence and good standing of Seller, Company and the Subsidiaries and the due authorization of this Agreement and the transactions contemplated hereby by Seller. Notwithstanding the foregoing, Seller shall not be required and shall be under no obligation to deliver or disclose to Buyer, or any of Buyer's affiliates or representatives, its limited liability company operating agreement, equity documents, financing and credit agreements or any management related agreements (or any amendments of the foregoing thereto).

      8.7 Possession; Instruments of Conveyance and Transfer. Seller shall deliver to Buyer at the Closing such other documents as shall be effective to vest in Buyer good and marketable title to the Shares as contemplated by this Agreement.

      8.8 Approvals and Consent. There shall have been secured such permissions, approvals, determinations, consents, and waivers, if any, in form and substance reasonably satisfactory to Buyer, as may be required by law, regulatory authorities, or the Required Consent Contracts.

      8.9 Signature Cards for Bank Accounts. As of the Closing Date, the signature cards for the bank accounts of Company and the Subsidiaries shall have been modified by Seller, Company, or the Subsidiaries in accordance with the direction of Buyer provided by Buyer to Seller not less than ten (10) calendar days prior to the Closing Date.

      8.10  Absence of Investigations and Proceedings. Except as set forth on
SCHEDULE 8.10, there shall be no decree, judgment, order or litigation at law or in equity or admiralty, no mediation or arbitration proceedings, and no proceeding before or by any commission, agency or other administrative or regulatory body or authority pending to which any of Seller, Company or any Subsidiary is a party or to which the Station or the Broadcasting Assets are subject, including any with respect to condemnation, zoning, use or occupancy, which is reasonably likely to be adversely determined and which could materially affect the ability of Buyer to operate the Station or to acquire the Shares or use the Broadcasting Assets in substantially the same manner as operated and used by Seller and its affiliates or as currently proposed to be used by Seller and its affiliates. Except as set forth on SCHEDULE 8.10, no suit, action or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the consummation of the transactions contemplated hereby that is likely in the reasonable judgment of Buyer to be adversely determined.

      8.11 Governmental Consents. The FCC Consent shall have been issued, and shall, at Closing, be a Final Order and in full force and effect and shall contain no provision that could have an adverse effect on the Buyer. All other material authorizations, consents or approvals of any and all governmental regulatory authorities necessary in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained on terms and conditions reasonably acceptable to Buyer and shall be in full force and effect.

      8.12 Licenses. NVG-Fort Wayne II, LLC shall be the holder of the Licenses and there shall not have been any modification of any of such Licenses that could have a Material Adverse Effect. The Station shall be operating in compliance with all Communications Laws and no proceeding shall be pending or, to Company's and Seller's Knowledge, threatened, the effect of which could be to revoke, cancel, fail to renew, suspend or modify adversely any of the Licenses.

      8.13 Absence of Liens; Payoff Letters. On the Closing Date and simultaneously with the Closing, there shall not be any Liens on the Broadcasting Assets except for Permitted Liens and Liens to be removed at Closing. Seller shall deliver to Buyer copies of payoff letters for all existing indebtedness of Company and the Subsidiaries, except for the Financing Leases designated on SCHEDULE 4.10 as Contracts that form part of the Broadcasting Assets (and any Financing Leases entered into between the date hereof and the Closing Date in accordance with this Agreement).

      8.14 Network Affiliation Agreement. The Affiliation Agreement shall be in full force and effect, and NBC shall have consented to the assignment to Buyer of the Affiliation Agreement without any adverse change in the terms and conditions therein.

      8.15 Non-Foreign Affidavit. Seller shall have furnished to Buyer an affidavit of Seller, in a form reasonably satisfactory to Buyer, stating under penalty of perjury Seller's United States taxpayer identification number and that Seller is not a foreign Person within the meaning of Section 1445(b) (2) of the Code.

      8.16 Digital Television Facilities. If the DTV STA expires prior to the Closing, or if the DTV STA will expire less than thirty (30) days subsequent to the Closing, Seller shall take all actions necessary, at its sole expense, to receive an extension of the DTV STA. If the DTV STA expires thirty (30) or more days after the Closing, any request for extension shall be solely Buyer's obligation. Seller, the Company and the Subsidiaries shall operate the Station prior to the Closing Date in accordance with the DTV STA.

      8.17 Terminations; Corporate Structure. All of the agreements, obligations, Liens, rights and other matters disclosed on SCHEDULE 4.5(a) and
SCHEDULE 4.5(d) shall have been terminated, cancelled, satisfied in full and released in a form reasonably acceptable to Buyer. The ownership of the Company and each of the Subsidiaries shall be as disclosed on SCHEDULE 4.5(c)(ii).

      If any of the conditions set forth in this Article 8 have not been satisfied, the Buyer may nevertheless waive such condition (other than the FCC Consent which condition cannot be waived), but only in writing, and proceed with the consummation of the transactions contemplated hereby, but any such waiver shall not relieve Seller of any of its obligations under Article 10 hereof.

                                    ARTICLE 9

                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

      Each and every obligation of Seller to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

      9.1 Compliance with Agreement. Buyer shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by it prior to or at the Closing.

      9.2 Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken by Buyer in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be complete to the reasonable satisfaction of Seller and Seller's counsel, and Buyer shall have made available to Seller for examination the originals or true and correct copies of all documents which Seller may reasonably request in connection with the transactions contemplated by this Agreement.

      9.3 Representations and Warranties. The representations and warranties made by Buyer shall be true and correct in all material respects as of the Closing Date (disregarding, solely for purposes of this condition precedent, any materiality qualifiers contained in any such representations and warranties) with the same force and effect as though such representations and warranties had been made on the Closing Date (other than the representations or warranties that are expressly made as of a specified date, which shall be true and correct in all material respects as of such specified date only (disregarding, solely for purposes of this condition precedent, any materiality qualifiers contained in any such representations and warranties)), except for changes permitted or contemplated by this Agreement.

      9.4 Deliveries at Closing. Buyer shall have delivered or caused to be delivered to Seller the documents, each properly executed and dated as of the Closing Date, required pursuant to Section 2.3(b). Buyer shall also have made the payments described in Section 2.2.

      9.5 Other Documents. Buyer shall have delivered to Seller such documents and certificates of officers of Buyer and of public officials as shall be reasonably requested by Seller's counsel to establish the existence and good standing of Buyer and the due authorization of this Agreement and the transactions contemplated hereby by Buyer.

      9.6 Absence of Investigations and Proceedings. There shall be no decree, judgment, order or litigation at law or in equity or admiralty, no mediation or arbitration proceedings, and no proceeding before or by any commission, agency or other administrative or regulatory body or authority pending to which Buyer is a party, which, in the reasonable judgment of Seller, is reasonably likely to be adversely determined and which could materially affect the ability of Buyer to operate the Station, acquire the Shares or use the Broadcasting Assets. No suit, action or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with this Agreement, or the consummation of the transactions contemplated hereby.

      9.7 Governmental Consents. The FCC Consent shall have been issued and be in full force and effect at Closing. All other material authorizations, consents or approvals of any and all governmental regulatory authorities necessary in connection with the Closing shall have been obtained and be in full force and effect.

      9.8 Network Affiliation Agreement. The Affiliation Agreement shall be in full force and effect, and NBC shall have consented to the assignment to Buyer of the Affiliation Agreement without any adverse change in the terms and conditions therein.

      If any of the conditions set forth in this Article 9 have not been satisfied, Seller may nevertheless waive such condition (other than the FCC Consent which condition cannot be waived), but only in writing, and proceed with the consummation of the transactions contemplated hereby, but any such waiver shall not relieve Buyer of any of its obligations under Article 10 hereof.

                                   ARTICLE 10

                                 INDEMNIFICATION

      The parties shall be indemnified as set forth below.

      10.1 Indemnification of Buyer. Seller covenants and agrees with Buyer that Seller shall reimburse and indemnify and hold Buyer and its members, managers, shareholders, directors, officers, employees, agents, affiliates and subsidiaries and assigns (the "BUYER INDEMNIFIED PARTIES") harmless from, against and in respect of any and all actions, suits, claims, interest, penalties, proceedings, investigations, audits, demands, losses (direct or indirect), liabilities, damages, assessments, fines, judgments, costs and expenses (including, without limitation, reasonable attorneys' fees) (collectively, "CLAIMS") incurred by any of the Buyer Indemnified Parties that result from:

            (a) any inaccuracy in or breach of any representations or warranties made by Company or Seller in this Agreement, the Exhibits, the Schedules, any agreements entered into by the parties contemporaneously herewith or on the Closing Date, if any, or any written certificate furnished to Buyer by or on behalf of Company or Seller pursuant to this Agreement (disregarding, for purposes of this Section 10.1, any materiality qualifiers set forth therein);

            (b) any nonfulfillment of any covenant or agreement of Company or Seller under this Agreement, any agreements entered into by the parties contemporaneously herewith or on the Closing Date, if any, or the agreements and instruments contemplated herein;

            (c)   any Retained Liabilities;

            (d)   [Intentionally Omitted];

            (e) except as otherwise specifically provided in Section 11.2, any Taxes, payments, claims or accruals for salaries, wages, bonuses, vacation, sick pay, amounts payable under Station Employee Benefit Plans, or otherwise to employees or agents of Seller and its affiliates, and other liabilities and obligations of Seller and its affiliates, in each case relating to and incurred with respect to the periods (or portions thereof) on or prior to the Closing Date, whether or not due or payable on or prior to the Closing Date (except, effective following the Closing, for the Assumed Liabilities);

            (f) any claims or litigation matters which relate or are due to the conduct of Seller or the Station on or prior to the Closing Date, including, without limitation, the claims described in Schedule 4.14 hereto;

            (g) the failure to comply with statutory provisions relating to bulk sales and transfers, if applicable;

            (h) any fees, expenses or other payments incurred or owed by Seller pursuant to Section 13.6 hereof or to any brokers or comparable third parties retained or employed by them or their affiliates in connection with the transactions contemplated by this Agreement, other than Kalil & Co., whose fees shall be shared equally by Buyer and Seller;

            (i) any claims made by a third party alleging facts which, if true, would entitle any Buyer Indemnified Party to indemnification pursuant to
(a) through (h) above;

            (j) any failure of Seller to comply with its obligations under this Section 10.1; or

            (k) any fees or expenses (including without limitation, reasonable attorneys' fees) incurred by any Buyer Indemnified Party in enforcing its rights hereunder to the extent that such Buyer Indemnified Party prevails in enforcing such rights.

      The amounts for which Seller shall be liable under this Section 10.1 shall be net of any insurance proceeds (or other recoveries) paid to Buyer Indemnified Parties in connection with the facts giving rise to the right of indemnification. If Seller's indemnification obligation under Section 10.1 arises in respect of an adjustment which makes allowable to any Buyer Indemnified Party any deduction, amortization, exclusion from income or other allowance (a "TAX BENEFIT") which would not, but for such adjustment, be allowable, then Buyer shall pay to Seller an amount equal to the actual Tax saving produced by such Tax Benefit at the time such Tax saving is realized by the Buyer Indemnified Party; provided, however, that the amount of any such payment to Seller shall not exceed the amount of any indemnity payment made by Seller with respect to the adjustment giving rise to the Tax Benefit. The amount of any such Tax saving for any Tax period shall be the amount of the reduction in Taxes payable to a Taxing authority with respect to such Tax period as compared to the Taxes that would have been payable to a Taxing authority by Buyer or any Buyer Indemnified Party in the absence of such Tax Benefit. The parties agree that any indemnification payment made under this Agreement and any adjustment under Sections 2.4 and 2.5 shall be treated as an adjustment to the purchase price of the Shares, unless otherwise required by a final determination made by a Taxing authority or by a court of law.

      10.2 Indemnification of the Seller. Buyer covenants and agrees with Seller that, from and after the Closing, it shall reimburse and indemnify and hold Seller and its members, managers, shareholders, directors, officers, employees, agents, affiliates and subsidiaries and assigns (the "SELLER INDEMNIFIED PARTIES") harmless from, against and in respect of any and all Claims incurred by any of Seller Indemnified Parties that result from:

            (a) any inaccuracy in or breach of any representations or warranties made by Buyer in this Agreement, the Exhibits, the Schedules, any agreements entered into by the parties contemporaneously herewith or on the Closing Date, if any, or any written certificate furnished to Seller by or on behalf of Buyer pursuant to this Agreement (disregarding, for purposes of this Section 10.2, any materiality qualifiers set forth therein);

            (b) any nonfulfillment of any covenant or agreement of Buyer under this Agreement, any agreements entered into by the parties contemporaneously herewith or on the Closing Date, if any, or the agreements and instruments contemplated herein;

            (c)   the Assumed Liabilities;

            (d) any fees, expenses or other payments incurred or owed by Buyer pursuant to Section 13.6 hereof or to any brokers or comparable third parties retained or employed by it or its affiliates in connection with the transactions contemplated by this Agreement, other than Kalil & Co., whose fees shall be shared equally by Buyer and Seller;

            (e) any claims made by a third party alleging facts which, if true, would entitle any Seller Indemnified Party to indemnification pursuant to
(a) through (d) above;

            (f)   any failure of Buyer to comply with its obligations under this
Section 10.2;

            (g) any fees or expenses (including without limitation, reasonable attorneys' fees) incurred by any Seller Indemnified Party in enforcing its rights hereunder to the extent that such Seller Indemnified Party prevails in enforcing such rights; or

            (h) any claim, liability or obligation incurred or owed by Buyer relating to the operation or ownership of the Station or the Broadcasting Assets after the Closing Date (except for the Retained Assets).

      The amounts for which Buyer shall be liable under this Section 10.2 shall be net of any insurance proceeds (or any other recoveries) paid to Seller Indemnified Parties in connection with the facts giving rise to the right of indemnification. If Buyer's indemnification obligation under Section 10.2 arises in respect of an adjustment which makes allowable to any Seller Indemnified Party any Tax Benefits which would not, but for such adjustment, be allowable, then Seller shall pay to Buyer an amount equal to the actual Tax saving produced by such Tax Benefit at the time such Tax saving is realized by the Seller Indemnified Party; provided, however, that the amount of any such payment to Buyer shall not exceed the amount of any indemnity payment made by Buyer with respect to the adjustment giving rise to the Tax Benefit. The amount of any such Tax saving for any Tax period shall be the amount of the reduction in Taxes payable to a Taxing authority with respect to such Tax period as compared to the Taxes that would have been payable to a Taxing authority by Seller or any Seller Indemnified Party in the absence of such Tax Benefit.

      10.3  Method of Asserting Claims.

            (a) The party seeking indemnification (the "INDEMNITEE") will give prompt written notice to the party or parties from which indemnification hereunder is sought (the "INDEMNITOR") of any Claim, whether solely between the parties or brought by a third party, which it discovers or of which it receives notice and which might give rise to a claim by it against Indemnitor under
Article 10 hereof, stating the nature, basis and (to the extent known) amount thereof; provided that failure to give prompt notice shall not jeopardize the right of any Indemnitee to indemnification except to the extent such failure shall have materially prejudiced the ability of the Indemnitor to defend such Claim.

            (b) In case of any Claim or suit by a third party or by any governmental body, or any legal, administrative or arbitration proceeding with respect to which Indemnitor may have liability under the indemnity agreement contained in this Article 10, Indemnitor shall be entitled to participate therein, and, to the extent desired by it, to assume the defense thereof, and after notice from Indemnitor to Indemnitee of the election so to assume the defense thereof, Indemnitor will not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with the defense thereof, other than reasonable costs of investigation, unless Indemnitor does not actually assume the defense thereof following notice of such election. Indemnitee and Indemnitor will render to each other such assistance as may reasonably be required of each other in order to ensure proper and adequate defense of any such suit, Claim or proceeding. The Indemnitee will not make any settlement of any Claim which might give rise to liability of Indemnitor under the indemnity agreements contained in this Section without the written consent of Indemnitor, and the Indemnitor shall not agree to make any settlement of any Claim which would not include the unconditional release of the Indemnitee without the written consent of Indemnitee, which consent shall not be unreasonably withheld, conditioned or delayed.

            (c) If the Indemnitee shall notify the Indemnitor of any claim or demand pursuant to Section 10.3(a), and if such claim or demand relates to a claim or demand asserted by a third party against the Indemnitee, the Indemnitor shall have the right to employ counsel acceptable to the Indemnitee to defend any such claim or demand asserted against the Indemnitee. The Indemnitee shall have the right to participate in the defense of any such claim or demand. The Indemnitor shall notify the Indemnitee in writing, as promptly as possible (but in any case before the due date for the answer or response to a claim) after the date of the notice of claim given by the Indemnitee to the Indemnitor under
Section 10.3(a) of its election to defend in good faith any such third party claim or demand. The Indemnitee shall make available to the Indemnitor or its agents all records and other materials in the Indemnitee's possession reasonably required by it for its use in contesting any third party claim or demand. Whether or not the Indemnitor elects to defend any such claim or demand, the Indemnitee shall have no obligations to do so.

      10.4 Nature and Survival of Representations. All statements made by or on behalf of Company or Seller herein or in the Schedules shall be deemed representations and warranties of

Company or Seller regardless of any investigation, audit or inspection made by or on behalf of Buyer. Except for Claims involving fraud, the representations and warranties made by either of Company or Seller, on the one hand, and by Buyer, on the other hand, under this Agreement shall survive until eighteen (18) months following the Closing Date (whereupon they shall expire and be of no further force and effect unless written notice of a claim is given by the Indemnitee to the Indemnitor prior to expiration, which Claims shall survive until resolved) except that (i) the representations and warranties set forth in
Section 4.15 (Taxes) shall survive the Closing until one (1) day after the expiration of the applicable statute of limitations (giving effect to any valid extensions, mitigation, waivers and tolling periods), provided that such claims asserted in writing with reasonable specificity prior to the expiration of such indemnification period shall not thereafter be barred by the expiration of such indemnification period, and (ii) the representations and warranties set forth in
Section 4.1 (Organization), Section 4.2 (Authorization; Enforceability), Section 4.3(a), (b) and (e) (Absence of Conflicting Agreements), Section 4.5 (Ownership and Possession of Shares; Good Title Conveyed; Capitalization; Title to Broadcasting Assets), Section 4.21 (Brokers), Section 6.1 (Organization),
Section 6.2 (Authorization; Enforceability), Section 6.3 (Absence of Conflicting Agreements) and Section 6.4 (Brokers) shall survive indefinitely.

      10.5  [Intentionally Omitted]

      10.6 Remedies. Except for claims based on fraud or intentional misrepresentation or as otherwise specifically provided in this Agreement, the foregoing indemnification provisions are the sole and exclusive remedy any party may have for a breach of any representation, warranty, covenant or agreement hereunder, provided, that, prior to the Closing, Seller's sole remedy against Buyer shall be pursuant to Section 13.3 (Liquidated Damages).

      10.7  [Intentionally Omitted]

      10.8  Limitations.

            (a) No officer, director, employee, agent or partner of Seller or any affiliates thereof (other than Seller), shall have any personal liability to Buyer, its assigns or any of its affiliates under this Agreement or any document delivered in connection herewith arising from or in connection with its execution of any agreement, certificate of other instrument executed by such officer, director, employee, agent or partner in connection with the transaction contemplated by this Agreement.

            (b) No officer, director, employee, agent or partner of Buyer or any affiliates thereof (other than Buyer) shall have any personal liability to Seller, its assigns or any of its affiliates under this Agreement or any document delivered in connection herewith arising from or in connection with its execution of any agreement, certificate of other instrument executed by such officer, director, employee, agent or partner in connection with the transaction contemplated by this Agreement.

      10.9 No Indemnification by Company or Subsidiaries After Closing; No Contribution or Subrogation. Notwithstanding anything to the contrary set forth herein, after the Closing Date none of the Company or any Subsidiary shall be liable for any breaches of the representations, warranties or covenants in this Agreement or any indemnification obligation relating thereto, and none of Seller or any of its affiliates (following the Closing) shall have any right of subrogation against or contribution from the Company or any Subsidiary.

                                   ARTICLE 11

                               FURTHER AGREEMENTS

      11.1  Event of Loss.

            (a) The risk of all Events of Loss at all times up to the Effective Time shall be borne by Seller and the risk of all Events of Loss at or subsequent to the Effective Time shall be borne by Buyer. Upon the occurrence of an Event of Loss prior to the Effective Time, Seller shall take reasonable steps to repair, replace and restore damaged, destroyed or lost property to its condition prior to any such loss, damage, or destruction. In the event of any such loss, damage, or destruction, the proceeds of any claim for any loss, payable under any insurance policy with respect thereto, shall be used to repair, replace, or restore any such property to its former condition subject to the conditions stated below. In the event of any loss or damage to the Station or any of the Broadcasting Assets, Seller shall notify Buyer thereof in writing immediately. Such notice shall specify with particularity the loss or damage incurred, the cause thereof (if known or reasonably ascertainable), and the insurance coverage. In the event that the property is not completely repaired, replaced or restored on or before the scheduled Closing Date, Buyer at its option: (i) may elect to postpone Closing until such time as the property has been completely repaired, replaced or restored (and, if necessary, Seller shall join Buyer in requesting from the FCC any extensions of time in which to consummate the Closing that may be required in order to complete such repairs); or (ii) may elect to consummate the Closing and accept the property in its then condition, in which event Seller shall pay to Buyer all proceeds of insurance (including any deductible in connection therewith) and assign to Buyer the right to any unpaid proceeds. Seller shall have no responsibility to repair or replace damaged or destroyed Broadcasting Assets not covered by insurance (provided that any loss or damage to any Broadcasting Assets that is covered by insurance but subject to a deductible shall be deemed to be covered by insurance for purposes of this sentence) if the cost of such repair exceeds One Hundred Thousand Dollars ($100,000) in the aggregate, provided, however, that should Seller not advise Buyer within five (5) days after being requested to do so that Seller will repair or replace such Broadcasting Assets, Buyer may terminate this Agreement without penalty upon written notice to Seller within ten (10) days after the notice from Seller.

            (b) Should the analog Station (i) not operate for a period of seventy-two (72) consecutive hours or (ii) not operate at more than ninety percent (90%) of its maximum authorized power for a period of thirty (30) consecutive days (either (i) or (ii) a "Transmission Default"), Buyer may either elect to terminate this Agreement without penalty upon written notice to Seller within ten (10) days after the notice from Seller, or postpone the Closing for a period of up to sixty (60) days while Seller attempts to cure the Transmission Default condition, and if such cure occurs to the reasonable satisfaction of Buyer within such sixty (60) day period, then the parties shall consummate the transaction at the earliest practicable date thereafter.

      11.2  Station Employees.

            (a) Effective as of the Closing Date, Seller shall cause the Company to cease being an adopting employer or participating employer in any Seller Benefit Plan. Buyer or its designee shall cause all Station Employees as of the Closing Date to be eligible to participate in its "employee benefit plans" (as defined in Section 3(3) of ERISA) and any other employee benefit plan, policy or arrangement of Buyer or its designee (collectively, "BUYER BENEFIT PLANS") in which similarly situated employees of Buyer or its designee, as applicable, are eligible to participate in accordance with the terms and conditions of such Buyer Benefit Plans except to the extent such Station Employees are already participating in similar Station Benefit Plans following the Closing. Buyer shall provide each Station Employee credit for years of service prior to the Closing with Seller or any prior owner of the Station for
(i) the purpose of eligibility and vesting under Buyer's health, vacation, severance and other employee benefit plans (including, without limitation, the Buyer 401(k) Plan) in which they become participants following the Closing, provided however, nothing herein shall restrict Buyer's ability to change or terminate the benefits or benefit plans provided to Buyer's employees (including Station Employees) and (ii) shall waive any and all pre-existing condition limitations and eligibility waiting periods under group health plans of Buyer (to the extent covered under the applicable Benefit Plans), and shall cause to be credited to any deductible or out-of-pocket expenses under any health plans of Buyer any deductibles or out-of-pocket expenses incurred by Station Employees and their beneficiaries and dependents during the portion of the calendar year prior to their participation in the health plans of Buyer, provided that Station Employees provide a certificate of credible coverage verifying such years of service and the most recent explanation of benefits from their insurer to confirm the amount of such deductibles incurred since the beginning of the current calendar year.

            (b) Except as specified herein and other than with respect to the Station Benefit Plans, Buyer and its designee assume no obligation to continue or assume any Seller Benefit Plan or compensation arrangement or any liabilities of Seller or any of its current or former ERISA Affiliates of any nature relating thereto except as required under any employment agreement or collective bargaining agreement to which Company or any Subsidiary is a party as of the Closing Date. Seller shall retain the responsibility for payment of all medical, dental, health and disability claims incurred by any Station Employee or former employee of the Station prior to the Closing Date under any Seller Benefit Plan, and neither Buyer nor its designee shall assume any liability with respect to such claims. Seller shall also retain responsibility for payment of all severance payments payable to any Station Employee terminated on or prior to the Closing under any Seller Benefit Plan, and neither Buyer nor its designee shall assume any liability with respect to such claims. Buyer or its designee shall assume responsibility for payment of all medical, dental, health and disability claims incurred by Station Employees on or after the Closing Date to the extent covered under Buyer Benefit Plans and in which the Station Employees are participants. Seller agrees to remain responsible for payment of all accrued benefits in accordance with the terms of the Seller Benefit Plans. Neither Buyer nor its designee shall at any time assume any liability under any Seller Benefit Plan to any active or any terminated, vested or retired participants in any such Seller Benefit Plans. Any employee or qualified beneficiary who has elected coverage or whose qualifying event occurred prior to the Closing Date, under a Benefit Plan that constitutes a "group health plan" pursuant to the provisions of Part 6 Title I, Subpart B of ERISA or Section 4980B of the Code shall be eligible to continue such coverage under Seller's group health plan for the remainder of the applicable continuation coverage period, and Seller shall not terminate any such plan prior to the end of the applicable coverage period.

            (c) Following the Closing Date, Buyer will be responsible only for severance pay, if any, of any Station Employees under Buyer's applicable severance plans as they may exist from time to time, except as otherwise required by any collective bargaining agreements or employment contracts binding on Buyer, Company or any Subsidiary following the Closing.

            (d) Notwithstanding anything herein to the contrary, Buyer, the Company or any of their designees, as the case may be, shall recognize and assume each Station Employee's accrued vacation and sick leave as of the Closing to the same extent recognized prior to the Closing..

            (e) Buyer agrees that it shall be responsible for the performance by its designee of any obligations under this Section 11.2 that Buyer delegates to such designee.

                                   ARTICLE 12

                         TAX MATTERS AND INDEMNIFICATION

      12.1  Tax Treatment. Seller and Buyer hereby agree that an election under
Section 338 of the Code (or any similar provision of the law of any state or other taxing jurisdiction) will not be made with respect to Company in connection with the Transactions and for purposes of all Tax Returns and other applicable filings, Buyer and Seller will report the stock purchase contemplated by this Agreement as a purchase and sale, respectively, of the stock of Company.

      12.2  Tax Indemnification.

            (a) Except as provided in this Article 12, Seller agrees that the following shall constitute Retained Liabilities for all purposes under this
Agreement:

                  (i) any liability for Taxes imposed on Company or any of the Subsidiaries for any taxable period ending on or before the Closing Date, and for the portion of any Straddle Period (as defined below) ending on the Closing Date (a "PRE-CLOSING TAX PERIOD");

                  (ii) any Taxes imposed on Company or any of the Subsidiaries as members of the "affiliated group" (within the meaning of Section 1504(a) of the Code) of which Seller (or any predecessor or successor) is the common parent that arises under Treasury Regulation Section 1.1502-6(a) and any similar provisions under state or local law including Company or any of the Subsidiaries as members in a "unitary business" as that term has been defined in U.S. Supreme Court jurisprudence;

                  (iii) the breach by Seller or the failure by Seller to perform (or cause to be performed) any of the covenants contained in this Article 12 or
Section 7.4(y);

                  (iv) all Transfer Taxes for which Seller is liable pursuant to Section 2.7; and

                  (v) reasonable attorneys' fees, reasonable accountants' fees and out-of-pocket expenses incurred by Buyer in the investigation or defense of any claim arising under Sections 12.2(a)(i)-(iv) or in asserting, preserving or enforcing any of the rights of Buyer arising under Article 10 relating to this
Article 12, except as otherwise provided in Section 12.4(b),

provided, however, that the amount of any indemnification under Article 10 relating to the matters set forth in this Article 12, and the determination or Retained Liabilities, shall not include any accruals and related reserves for Taxes included in the final determination of the Actual Working Capital.

            (b) Except as provided in Section 2.7, Buyer agrees that the following shall constitute Assumed Liabilities for all purposes under this
Agreement:

                  (i) any Taxes imposed on Buyer, Company and the Subsidiaries for all taxable periods ending after the Closing Date (except with respect to a Straddle Period, in which case Buyer will be responsible only for that portion of any Taxes that do not relate to a Pre-Closing Tax Period, except to the extent that such Taxes have been included in the final determination of Actual Working Capital) ("POST-CLOSING TAX PERIOD");

                  (ii) any Transfer Taxes for which the Buyer may be liable pursuant to Section 2.7;

                  (iii) any liability for Taxes attributable to a breach by Buyer of its obligations under this Agreement; and

                  (iv) reasonable attorneys' fees, reasonable accountants' fees and out-of-pocket expenses incurred by Seller in the investigation or defense of any claim arising under Sections 12.2(b)(i)-(iii) or in asserting, preserving or enforcing any of the rights of Seller arising under Article 10 relating to this
Article 12, except as otherwise provided in Section 12.4(b).

                  (c) To the extent that an obligation of one party pursuant to this Section 12.2 may overlap with another obligation of such party pursuant to this Section 12.2, the party entitled to indemnification under Article 10 relating to such obligations shall be limited to only one of such indemnification payments.

                  (d) Whenever in accordance with this Article 12 Buyer shall be required to pay Seller an amount in respect of liabilities for Taxes for Post-Closing Tax Periods or Seller shall be required to pay Buyer an amount in respect of liabilities for Taxes for Pre-Closing Tax Periods, such payments shall be made the later of 10 days after requested or 10 days before the requesting party is required to pay the related Tax liability.

      12.3  Computation of Tax Liabilities.

            (a) To the extent permitted or required by law or administrative practice the taxable year of Company and the Subsidiaries which includes the Closing Date shall be treated as closing on (and including) the Closing Date.

            (b) In the case of any taxable period that includes but does not end on the Closing Date (a "STRADDLE PERIOD"), Taxes of Company and the Subsidiaries for the Straddle Period shall be computed as if the taxable period for Company and the Subsidiaries ended at the close of the Closing Date, except that (i) exemptions, allowances or deductions that are allowed on an annual basis shall be apportioned on a per-diem basis and (ii) real property, personal property, intangibles and other similar taxes shall be allocated in accordance with the principles of Section 164(d) of the Code. By way of example and without limitation, to the extent that Treasury regulation section 1.1502-75 or some other tax provision requires or allows the taxable year of Company and the Subsidiaries to close for federal (or state) income tax purposes on the Closing Date, then such provision shall be given full effect for purposes of Article 12 and this Agreement.

      12.4  Procedures Relating to Indemnification Relating to this Article 12.

            (a) Notwithstanding the procedures relating to indemnification set forth in Article 10 hereof, the provisions set forth in this Section 12.4(a)-(c) shall apply to any events or circumstances described in this Section 12.4(a)-(c). If a claim for Taxes, including notice of a pending audit, shall be made by any taxing authority in writing (a "TAX CLAIM"), which, if successful, might result in an indemnifiable Claim pursuant to Article 10 on the basis of
Section 12.2 hereof, the party seeking indemnification (the "TAX INDEMNIFIED PARTY") shall notify the other party (the "TAX INDEMNIFYING PARTY") in writing of the Tax Claim within fifteen (15) business days of receipt of such Tax Claim. If notice of a Tax Claim is not given to the Tax Indemnifying Party within such period or in detail sufficient to apprise the Tax Indemnifying Party of the nature of the Tax Claim, the Tax Indemnifying Party shall not be liable to the Tax Indemnified Party to the extent that the Tax Indemnifying Party's position would be materially prejudiced as a result thereof.

            (b) With respect to any Tax Claim which might result in an indemnifiable Claim by a Buyer Indemnified Party pursuant to Article 10 on the basis of Section 12.2 hereof, Seller shall be entitled to control and conduct, in a reasonable fashion, all proceedings taken in connection with such Tax Claim (including selection of counsel) and will pay the fees and expenses associated with such Tax Claim. To the extent Seller elects to control the proceedings, it will keep Buyer informed of the progress of the proceedings and afford Buyer the opportunity to participate in such proceedings. In no case shall Seller settle or otherwise compromise any Tax Claim referred to in the preceding sentence without the prior written consent of Buyer, which consent may not be unreasonably withheld. If Seller determines that it will not contest such a Tax Claim, Seller shall so notify Buyer in a timely fashion and, unless Seller determines in good faith that such Tax Claim is not an indemnifiable Tax under this Agreement, expressly affirm its obligation to indemnify Buyer in respect of such Tax Claim. Failing such notification and/or express affirmation of Seller's obligation to indemnify Buyer, Buyer shall be entitled, but shall not be required, to take actions that it reasonably deems appropriate to protect its interests. Seller, Buyer, Company and the Subsidiaries, their affiliates and any successors thereto shall reasonably cooperate with each other in contesting such Tax Claim, which cooperation shall include, without limitation, the retention of records for the period described in Section 12.5(c) and providing reasonable access to each party's representatives of records and information for Pre-Closing Tax Periods and Straddle Periods which are relevant to such Tax Claim and making employees available at reasonable times and without undue interference with the employer's business operations to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim. In the event that issues relating to a liability for Taxes for a Pre-Closing Tax Period are required to be dealt with in the same proceeding as separate issues relating to a liability for Taxes for a Post-Closing Tax Period, Buyer shall have the right, at its expense, to control the proceeding with respect to such Post-Closing Tax Period items.

            (c) None of Buyer, Company or the Subsidiaries, on the one hand, nor Seller, on the other hand, shall enter into any compromise or agree to settle any Tax Claim pursuant to any proceeding which would materially increase the other party's liability for Taxes for such year or a subsequent year without the written consent of the other party, which consent shall not be unreasonably withheld. Buyer, Company, the Subsidiaries and the Seller agree to cooperate in the defense against or compromise of any claim in any such Tax Claim proceeding.

      12.5  Tax Returns.

            (a) Seller shall prepare or cause to be prepared and timely file or cause to be timely filed all required Tax Returns relating to Company and the Subsidiaries for any taxable period which ends on or before the Closing Date. Buyer shall prepare or cause to be prepared and timely file or cause to be filed all required Tax Returns relating to Company and the Subsidiaries for taxable periods ending after the Closing Date and all required Tax Returns for subsequent taxable periods. All such returns shall be prepared and all elections with respect to such returns shall be made, to the extent permitted by law, in a manner consistent with prior practice. Seller shall provide Buyer with copies of all "pro forma" Tax Returns of, or with respect to, Company and the Subsidiaries for any taxable period beginning January 1, 2004 and ending on or before the Closing Date within ten (10) business days of filing such Tax Returns. Before filing any Tax Return with respect to any Straddle Period, Buyer shall provide Seller with a copy of such Tax Return at least twenty (20) days prior to the last date for timely filing such Tax Return (giving effect to any valid extensions thereof) accompanied by a statement calculating in reasonable detail Seller's indemnification obligation pursuant to Article 10 on the basis of
Section 12.2 hereof. Notwithstanding anything in this Agreement to the contrary, Seller shall have no indemnification obligation pursuant to Article 10 on the basis of Section 12.2 hereof with respect to any Taxes covered by such Tax Return until Seller has received such Tax Return and such statement. If for any reason Seller does not agree with Buyer's calculation of its indemnification obligation, Seller shall notify Buyer of its disagreement within ten days of receiving a copy of the Tax Return and Buyer's calculation, and such dispute shall be resolved pursuant to the Tax Dispute Resolution Mechanism. If Seller agrees with Buyer's calculation of its indemnification obligation, Seller shall pay to Buyer the amount of Seller's indemnification at the time specified in
Section 12.2(d).

            (b) Seller shall pay or cause to be paid when due and payable all Taxes with respect to Company and the Subsidiaries for any taxable period ending on or before the Closing Date to the extent such Taxes exceed the amount, if any, accrued or reserved for such Taxes on the Actual Working Capital Statement, and the Buyer shall so pay or cause to be paid Taxes for any taxable period ending after the Closing Date (subject to its right of indemnification from the Seller by the date set forth in Section 12.2(d)) for Taxes attributable to the portion of any Tax period that includes the Closing Date pursuant to Section 12.2.

            (c) Seller, Company, the Subsidiaries and Buyer shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. Buyer and Seller recognize that Buyer will need information regarding the amount of any net operating loss carryover, net capital loss carryover or similar tax attribute of Company and the Subsidiaries that arises during any Pre-Closing Tax Period and that is available to Company and the Subsidiaries, as the case may be, for any Post-Closing Tax Period (collectively, the "ATTRIBUTES"). Seller further acknowledges that Buyer will need such information in connection with the filing of Tax Returns in the spring of 2005 (or sooner for purposes of estimated Taxes). Accordingly, upon the request of Buyer, Seller agrees to provide Buyer with a preliminary estimate of the amount, if any, of Attributes of Company and the Subsidiaries utilized or which may be utilized by Seller in connection with the filing of Seller's Tax Returns for the 2004 taxable year or any prior taxable year (the "ATTRIBUTES ESTIMATE"), and further agrees that, within ten
(10) business days of filing Seller's consolidated federal income Tax Return for the 2004 taxable year, it shall provide Buyer with written confirmation of the amount of Attributes, if any, so utilized, which confirmation shall be affirmed by an officer authorized to sign Seller's consolidated federal income Tax Return on behalf of Seller. In the event that Seller chooses to carry any Attribute back to a year prior to 2004, Seller shall promptly inform Buyer of its election, and shall provide information regarding the amount, if any, of such Attribute continuing to be available to Company or any Subsidiary, as the case may be, after such carry back. Any costs or expenses incurred in the preparation of the Attributes Estimate shall be borne equally by Seller and Buyer. Buyer and Seller further recognize that Seller Indemnified Parties will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by Company and the Subsidiaries to the extent such records and information pertain to events occurring prior to the Closing Date; therefore, Buyer and Seller agree that from and after the Closing Date, Seller, Buyer, Company and the Subsidiaries (including their affiliates and successors) shall
(i) retain and maintain all such records including (but not limited to) all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of Company and the Subsidiaries for each taxable period first ending after the Closing Date and for all prior taxable periods until the later of (A) the expiration of the statute of limitations of the taxable periods to which such Tax returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods, or (B) six years following the due date (without extension) for such Tax Returns, and (ii) allow Seller and Buyer and their agents and representatives (and agents or representatives of any of their affiliates), upon reasonable notice and at mutually convenient times to inspect, review and make copies of such records (at the expense of the party requesting the records) as Seller and Buyer may deem reasonably necessary or appropriate from time to time. Any information obtained under this Section 12.5(c) shall be kept confidential except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

            (d) Any refunds or credits of Taxes of Company and the Subsidiaries plus any interest received with respect thereto from the applicable Tax authority for any taxable period ending on or before the Closing Date (including refunds or credits arising by reason of amended Tax Returns filed after the Closing Date but excluding any refund or credit included in the final determination of the Actual Working Capital, which shall be the property of the Buyer, and if paid to the Seller, shall be promptly paid over to the Buyer) shall be for the account of Seller and shall be paid by Buyer to Seller within ten (10) business days after Buyer receives such refund or after the relevant Tax Return is filed in which the credit is applied against any of the Buyer Indemnified Parties' liability for Taxes. Any refunds or credits of Taxes of Company and the Subsidiaries plus any interest received with respect thereto from the applicable taxing authority for any taxable period beginning after the Closing Date shall be for the account of Buyer. Any refunds or credits of Taxes of Company and the Subsidiaries for any Straddle Period shall be apportioned between Seller and Buyer in the same manner as the liability for such Taxes is apportioned pursuant to Section 12.2.

            (e) Neither Buyer nor any other person, except with the written consent of Seller, shall file any amended Tax Return, make or change any Tax Election, adopt or change any method of Tax accounting, consent to any extension or waiver of the limitations period applicable to any Tax Claim or take or omit to take any action, if and to the extent that such filing, making, changing, adopting, consenting, waiving, action or omission would have the effect of increasing the Tax liability of Seller or any Subsidiary, for any period (or portion thereof) ending on or before the Closing Date, except as otherwise required by a final determination made by a Taxing authority or by a court of law.

      12.6 Tax Dispute Resolution Mechanism. Notwithstanding any provisions relating to dispute resolution set forth in Article 10 hereof, wherever in this
Article 12 it is provided that a dispute shall be resolved pursuant to the "TAX DISPUTE RESOLUTION MECHANISM," the parties shall cooperate in good faith to resolve such dispute between them; but if the parties are unable to resolve such dispute such dispute shall be resolved as follows: The parties shall submit the dispute to a jointly selected "Big Four" accounting firm (the "SETTLEMENT ACCOUNTANTS") for resolution, which resolution shall be final, conclusive and binding on the parties. If Buyer and Seller cannot jointly agree on the Settlement Accountants, Buyer and Seller shall each submit to their respective accountants the name of an accounting firm that does not at the time and that has not in the prior two years provided services to Seller or Buyer or any of their respective affiliates, and the Settlement Accountants shall be selected by lot from these two firms by the respective accountants of the two parties. Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Settlement Accountants in resolving a dispute as to the amount of Taxes owed by either of the parties shall be borne equally by Seller and Buyer.

      12.7 Survival of Tax Provisions. Notwithstanding any other provision of this Agreement to the contrary, any claim to be made pursuant to Article 10 on the basis of this Article 12 shall survive until one (1) day after the expiration (giving effect to any valid extensions, mitigation, waivers and tolling periods) of the applicable statutes of limitation relating to the Taxes at issue; provided, that such claims asserted in writing with reasonable specificity prior to the expiration of such indemnification period shall not thereafter be barred by the expiration of such indemnification period.

      12.8 Tax Sharing Agreements. Any and all existing agreements relating to the allocation or sharing of Taxes (the "TAX SHARING AGREEMENTS") between either Company or any Subsidiary and any member of the affiliated group, within the meaning of Section 1504(a) of the Code, of which Seller is a member (the "Seller Affiliated Group") shall be terminated as of the Closing Date. After the Closing Date, neither Company or any Subsidiary, on the one hand, nor any member of Seller Affiliated Group, on the other hand, shall have any further rights or obligations to each other under any such Tax Sharing Agreement.

                                   ARTICLE 13

                           TERMINATION; MISCELLANEOUS

      13.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date, as follows:

            (a)   by mutual written agreement of Seller and Buyer; or

            (b) by written notice of Buyer to Seller if any of the conditions set forth in Article 8 of this Agreement shall not have been fulfilled by the Closing Date or as otherwise provided herein; or

            (c)   [Intentionally Omitted.]

            (d) by written notice of Buyer to Seller if Company or Seller has failed to cure a material breach of its representations, warranties or covenants under this Agreement within thirty (30) calendar days after it receives notice from Buyer of such occurrence; or

            (e) by written notice of Seller to Buyer if any of the conditions set forth in Article 9 of this Agreement shall not have been fulfilled by the Closing Date; or

            (f) by written notice of Seller to Buyer if Buyer has failed to cure a material breach of any of its representations, warranties or covenants under this Agreement within thirty (30) calendar days after it receives notice from Seller of such occurrence; or

            (g) by Buyer or Seller by written notice to the other party if the Closing has not occurred on or before the first anniversary of the date of this Agreement; or

            (h) by Buyer within five (5) business days after the expiration of the Phase II Time Period, if the reasonable estimate of costs and expenses of the Environmental Work pursuant to Section 7.2(d) exceeds Fifty Thousand Dollars ($50,000); provided, however, that Seller may elect in writing to pay the costs and expenses of the Environmental Work and in such event Buyer may not elect to terminate this Agreement under this Section 13.1(h); or

            (i) by Buyer by written notice to Seller on or before the date that is seventy (70) calendar days after the date hereof, if the Title Reports or Survey with respect to the Real Property discloses any Liens (other than Permitted Liens or Liens that will be released at Closing) which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; or

            (j)   by Buyer in accordance with Section 11.1 (Event of Loss).

      13.2  Rights on Termination; Waiver.

            (a) In the event of the termination of this Agreement as provided in Section 13.1 above, all further obligations of the parties under or pursuant to this Agreement shall terminate without further liability of either party to the other, except (i) as provided in Section 13.2(b) and (c) below, and (ii) for claims resulting from any breach of this Agreement prior to the termination of this Agreement (as limited by the provisions of Section 13.2(e) or 13.3 below).

            (b) If Company or Seller is in material default in the performance of its obligations under this Agreement or has breached in any material respect its representations and warranties hereunder and Buyer is not in material default of its obligations under this Agreement and has not breached in any material respects its representations and warranties hereunder, then Buyer shall be entitled to pursue all legal and equitable remedies against Seller for such default or breach, including specific performance (Seller hereby acknowledges that the Broadcasting Assets are unique and that Buyer has no adequate remedy at law if Seller breaches this Agreement).

            (c) If Buyer is in material default in the performance of its obligations under this Agreement or Buyer has breached in any material respect its representations and warranties hereunder and Seller is not in material default of its obligations under this Agreement and has not breached in any material respect its representations and warranties hereunder, and Seller terminate this Agreement pursuant to Section 13.1(f), then Seller shall be entitled to claim, as its sole and exclusive remedy against Buyer, the amount set forth in Section 13.3(a), as liquidated damages pursuant to Section 13.3.

            (d)   [Intentionally Omitted]

            (e) A termination pursuant to Section 13.1(b) or (e) shall not relieve any party of any liability it would otherwise have for a breach of this Agreement. In the event of a termination pursuant to Section 13.1(a) or by Buyer pursuant to Section 13.1(b), (d), (g) (except as described in any written agreements between the parties entered into contemporaneously herewith), (h),
(i) or (j), Buyer shall have no further liability to Seller.

      13.3  Liquidated Damages.

            (a) Buyer and Seller agree that upon Seller's termination of this Agreement as described in Section 13.2(c), Seller shall receive, as its sole and exclusive remedy relating to Buyer's default or breach, the Liquidated Damages Amount, as liquidated damages.

            (b)   The parties agree that the liquidated damages provided in this
Section 13.3 and payable to Seller are intended to limit the claims which Seller may have against Buyer in the circumstances described herein. The parties acknowledge and agree that the liquidated damages provided in this Section 13.3 bear a reasonable relationship to the anticipated harm which would be caused by the circumstances described in Section 13.2(c). The parties further acknowledge and agree that the amount of actual loss caused by such circumstances is incapable of precise estimation and that Seller would not have a convenient and adequate alternative to liquidated damages hereunder.

      13.4 Survival. The obligations to indemnify contained in Article 10 hereof, the agreements contained herein, the representations and warranties made in this Agreement or made pursuant hereto shall survive the Closing and the consummation of the transactions contemplated by this Agreement as provided in
Section 10.4, and shall survive any independent investigation by Buyer or Seller, and any dissolution, merger or consolidation of Buyer or Seller and shall bind the legal representatives, assigns and successors of Buyer and Seller.

      13.5 Entire Agreement; Amendment; and Waivers. Except for the Confidentiality Agreement and any written agreements entered into by the parties contemporaneously with this Agreement, this Agreement and the documents referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision or breach of this Agreement, whether or not similar, unless otherwise expressly provided.

      13.6 Expenses. Except as otherwise specifically provided herein, whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay the fees and expenses of its respective counsel, accountants and other experts incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby. Seller and Buyer shall each pay one-half (1/2) of all FCC filing or FCC transfer fees relating to the transactions contemplated hereby. Buyer and Seller shall bear equally all of the Acceptance Fees and Annual Escrow Agent Fees of Escrow Agent associated with the Escrow Agreement.

      13.7 Benefit; Assignment. This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by Buyer and Seller and their respective proper successors and assigns. This Agreement may not be assigned by Buyer to another party without the consent of Seller, which consent will not be unreasonably withheld; provided, however, Buyer may, without Seller's consent
(i) assign this Agreement to any entity or entities affiliated with Buyer, (ii) collaterally assign its rights under this Agreement to any of Buyer's or its affiliates' financing sources; (iii) assign its rights hereunder to a purchaser of the Station or of all or substantially all of the Broadcasting Assets, or in connection with a merger of Buyer and/or its affiliates, or (iv) assign its rights to acquire any tangible or intangible assets that are included in the Broadcasting Assets (excluding, for the sake of clarity, the Licenses); provided, further, however, that in no event shall any such assignment delay the Closing beyond the date on which it otherwise would have occurred but for such assignment. No assignment shall relieve Buyer or Seller of any of their respective obligations hereunder. With respect to any permitted assignment hereunder, the parties shall reasonably cooperate to take actions necessary to effectuate such assignment, including but not limited to cooperating in any appropriate filings with the FCC or other governmental authorities.

      13.8 Confidentiality. The terms of the Confidentiality Agreement are hereby incorporated by reference and shall continue in full force and effect from and after the Closing in accordance with the terms thereof, such that the information obtained by any party hereto, or its officers, employees, agents or representatives pursuant to Sections 7.11 or 7.12 hereof, in connection with the negotiation, execution and performance of this Agreement, the consummation of the transactions contemplated hereby and thereby, or otherwise, shall be governed by the terms set forth in the Confidentiality Agreement. Seller will not, after the date hereof: (a) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to (i) the liquidation, dissolution, sale of assets or stock, or recapitalization of Seller, Company, any Subsidiary or the Station, (ii) the merger or consolidation of Seller, Company, any Subsidiary or the Station with or into any Person, (iii) the acquisition or purchase of assets of (other than in the ordinary course of business) or any equity interest in Seller, or (iv) any similar transaction or business combination, involving Seller, Company, any Subsidiary or the Station (each, an "ALTERNATIVE TRANSACTION"), or (b) institute, pursue, or engage in any discussions, negotiations, or agreements with any Person concerning any of the foregoing, or (c) furnish any information with respect to any effort or attempt by any other Person to do any of the foregoing. Seller will immediately notify Buyer of any offer received from third parties regarding an Alternative Transaction.

      13.9 Notices. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of (i) the business date when sent by facsimile to the number set forth below, (ii) the business day after being properly deposited for delivery by commercial overnight delivery service, prepaid, or (iii) five (5) days after deposit in the United States mail, certified or registered mail, postage prepaid, return receipt requested, and addressed as follows, unless and until either of such parties notifies the other in accordance with this Section of a change of address:

                  If to Buyer:        Granite Broadcasting Corporation
                                      767 Third Avenue
                                      34th Floor
                                      New York, New York 10017
                                      Attention:     President
                                      Facsimile No.: 212-826-2538

                  With a copy to:     Akin Gump Strauss Hauer & Feld, LLP
                                      Robert S. Strauss Building
                                      1333 New Hampshire Avenue, N.W.
                                      Washington, D.C. 20036
                                      Attention:     Russell W. Parks, Jr., Esq.
                                      Facsimile No.: 202-887-4288

                  If to Seller:       c/o New Vision Television
                                      3500 Lenox Road
                                      Suite 640
                                      Atlanta, GA  30326
                                      Attention:     Jason Elkin
                                      Facsimile No.: 404-995-4712

                  With a copy to:     Lord, Bissell & Brook LLP
                                      1900 The Proscenium
                                      1170 Peachtree St., N.E.
                                      Atlanta, GA 30309
                                      Attention:     Neil H. Dickson, Esq.
                                      Facsimile No.: 404-872-5547

      13.10 Counterparts; Headings. This Agreement may be executed in counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

      13.11 Income Tax Position. Neither of Buyer or Seller shall take a position for income tax purposes which is inconsistent with this Agreement.

      13.12 Severability. If any provision, clause or part of this Agreement or the application thereof under certain circumstances is held invalid, or unenforceable, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby.

      13.13 Governing Law. This Agreement shall be construed and interpreted according to the laws of the State of New York, without regard to the conflict of law principles thereof.

      13.14 Good Faith. Recognizing the complex nature of the transactions contemplated in this Agreement, the parties hereto agree to cooperate in good faith to effectuate the transactions set forth herein in accordance with the intent of the parties as expressed herein.

      13.15 Schedules. Prior to the execution hereof, Seller has delivered to Buyer a set of Schedules setting forth for the Station among other things, items the disclosure of which is necessary either (a) in response to an express informational requirement contained in or requested by a provision hereof or (b) as an exception to one or more representations or warranties contained in
Article 4; provided, that the listing of an item in one section of the Schedules shall be deemed to be a listing in the other sections of the Schedules provided that such information is specifically described and readily determinable to be so applicable to such other section or sections of the Schedules; provided, further, that any disclosure which is an exception to one or more representations or warranties contained in Article 4 shall specifically describe such exception to the representation or warranty. Except as otherwise provided in Section 4.7, true and complete copies of all written agreements referenced in the Schedules have been delivered to Buyer.

      13.16 No Third-Party Beneficiaries. Except as otherwise provided in
Article 10 with respect to indemnification of Buyer Indemnified Parties and Seller Indemnified Parties or Article 12 with respect to indemnification of Tax Indemnified Parties, nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto (or their respective successors and permitted assigns) any rights or remedies by reason of this Agreement.

      IN WITNESS WHEREOF, the parties have duly executed this Stock Purchase Agreement as of the day and year first above written.

      "BUYER"                          GRANITE BROADCASTING
                                       CORPORATION

                                       By: /s/ Lawrence I. Wills
                                          --------------------------------------
                                       Name: Lawrence I. Wills
                                       Title: Senior Vice President

      "COMPANY"                        NVG-FORT WAYNE, INC.

                                       By: /s/ Jason Elkin
                                          --------------------------------------
                                       Name: Jason Elkin
                                       Title: Chief Executive Officer

      "SELLER"                         NEW VISION GROUP, LLC

                                       By: /s/ Jason Elkin
                                           -------------------------------------
                                       Name: Jason Elkin
                                       Title: Chief Executive Officer